UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

COLLEGIUM PHARMACEUTICAL, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

2025 AT A GLANCE

$780.6M	$386.7M	$25M
Record Revenue	Cash & Marketable Securities Balance as of Year-End 2025	Returned to Shareholders Under Share Repurchase Program

Healthier people. Stronger communities.
Collegium is building a leading, diversified biopharmaceutical company committed to improving the lives of people living with serious medical conditions. The Company has a leading portfolio of responsible pain management medications and a rapidly growing neuropsychiatry business driven by Jornay PM®, a differentiated treatment for ADHD. Collegium’s strategy includes growing its commercial portfolio, with Jornay PM® as the lead growth driver, and deploying capital in a disciplined manner. Collegium’s headquarters are located in Stoughton, Massachusetts. For more information, please visit the Company’s website at www.collegiumpharma.com. The information contained in, or that can be accessed through, our website is not part of this proxy statement.
Our Core Values

Uphold Integrity	Embrace Differences	Encourage Expression	Be Accountable

We maintain uncompromising integrity in everything we say and do.	We embrace differences as they make our ideas richer and serve our patients better.	We encourage everyone to think big, push ourselves and make our voices heard.	We are accountable to each other, our customers and our community.

Dear Collegium Shareholders,
2025 was a transformational year for Collegium Pharmaceutical. We delivered on our key business and financial objectives, including driving significant growth for Jornay PM®, maximizing the durability of our pain portfolio, executing on our capital deployment strategy, generating robust operating cash flows, and achieving record financial results. We are proud of these accomplishments, which advance our mission of building a leading, diversified biopharmaceutical company committed to helping improve the lives of people living with serious medical conditions.

2025 marked our first full year of owning Jornay PM®, and we delivered exceptional performance. Jornay PM® generated $148.9 million in net revenue, representing 48% growth year-over-year compared to pro forma 2024 revenue, and prescriptions increased 20% year-over-year. Prescriber adoption reached an all-time high, reinforcing Jornay PM®’s differentiated profile and its growing importance as our lead growth driver. Our expansion into neuropsychiatry has strengthened and diversified our portfolio, and represents an important step in broadening Collegium’s presence in high-value specialty markets. We expect continued momentum in 2026 as we build on the commercial investments made throughout the year and further expand prescriber awareness of Jornay PM®’s differentiated profile.

At the same time, our pain portfolio continued to demonstrate durability and strong execution. In 2025, our pain medicines generated $631.7 million in net revenues, up 6% year-over-year, with each of our core brands contributing to growth. The Nucynta® franchise grew 11% year-over-year, Belbuca® grew 5%, and Xtampza® ER grew 4% . The continued performance of our pain portfolio reinforces our belief in the durability of these assets and their ability to generate strong, predictable cash flows that support continued investment in growth opportunities across the business.

Our strong financial performance enabled us to further strengthen our balance sheet and execute on our disciplined capital deployment strategy. In 2025, we generated $329.3 million in operating cash flow and ended the year with $386.7 million in cash, cash equivalents, and marketable securities. In December 2025, we successfully closed an $980 million syndicated credit facility, which significantly improves our debt terms, reduces our interest rate, and provides additional flexibility to fund future business development opportunities that can further strengthen and diversify our portfolio over time. Additionally, we returned $25 million to shareholders through share repurchases during the year, underscoring our commitment to balanced and disciplined capital allocation.

2025 was also a year of important leadership evolution. We announced updates to our Board of Directors, including the appointment of Gino Santini as Chairman and the additions of Nancy Lurker and Dr. Carlos Paya to our Board. We further strengthened our executive leadership team with the appointments of David Dieter as Executive Vice President, General Counsel; Jane Gonnerman as Executive Vice President, Strategy and Corporate Development; and Dean J. Patras as Chief People Officer. These leaders bring deep industry expertise and will play a critical role as we advance into our next phase of growth.

Our progress in 2025 reflects the disciplined execution of our team and the culture of accountability and integrity that defines Collegium. Beyond achieving our business objectives, Collegium employees continued to make a positive impact in the community by driving meaningful change through our commitment to “Do Good as We Do Well.” Everything we do at Collegium is guided by our dedication to serving as responsible corporate citizens and holding ourselves accountable to the highest ethical standards. Reflecting this unwavering commitment to integrity, accountability and responsibility in all aspects of our business, we recently issued our third annual Environmental, Social and Governance report highlighting our commitment to community service, shaping the next generation of life science leaders, and reducing our environmental impact through sustainability efforts.

This is an exciting time for Collegium. The strength of our 2025 performance and the execution of our strategic priorities position us for continued momentum in 2026 and beyond. Looking ahead, we are focused on driving significant growth for Jornay PM®, maximizing the durability of our pain portfolio, and strategically deploying capital through business development, debt management, and opportunistic share repurchases. Our objective is clear: to continue building a diversified portfolio of differentiated medicines while maintaining the disciplined financial approach that has defined Collegium’s success. Accomplishing these objectives will create long-term value for our shareholders and ensure the sustainability of our business and the health of our broader communities.

Thank you for your investment and confidence in Collegium.
Sincerely,
Vikram Karnani
President and Chief Executive Officer
100 Technology Center Drive, Suite 300 ● Stoughton, MA 02072 ● collegiumpharma.com ● (781) 713-3699

100 Technology Center Drive, Suite 300
Stoughton, MA 02072

Notice of 2026 Annual Meeting of Shareholders of Collegium Pharmaceutical, Inc.

When	Record Date
Thursday, May 14, 2026 8:30 a.m. Eastern Time
Only shareholders of record at the close of business on March 31, 2026 are entitled to notice of, and to vote at, the 2026 Annual Meeting of Shareholders (the “Annual Meeting”) or any adjournment thereof.

Where
www.meetnow.global/MNM974A

Item of Business	Board Recommendation
1To elect eight director nominees, each to serve for a one-year term extending until our 2027 Annual Meeting of Shareholders and their successors are duly elected and qualified	FOR each nominee

2To approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement	FOR

3To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026	FOR

4To transact any other business properly brought before the Annual Meeting

How to Vote

YOUR VOTE IS IMPORTANT.Even if you plan to attend the Annual Meeting, we encourage you to vote as soon as possible using one of the following methods. Have your proxy card or voting instruction form with your control number and follow the instructions.

	Internet	Telephone	Mail	At the Annual Meeting
Registered Holders	www.envisionreports.com/COLL	Within the United States and Canada, 1-800-652-8683 (toll-free)	Return a properly executed proxy card	Attend the Annual Meeting and vote online using your control number
Beneficial Owners (Holders in street name)	www.envisionreports.com/COLL	Not applicable	Return a properly executed voting instruction form by mail, depending upon the method(s) your broker, bank or other nominee makes available	To attend the Annual Meeting, you will need to contact your broker, bank or other nominee to obtain your control number
Deadline	11:59 p.m. Eastern Time on May 13, 2026, if you are a registered holder. If you are a beneficial owner, please refer to the information provided by your broker, bank or other nominee.
You can find more information, including with respect to each proposal, in the attached proxy statement. This year’s Annual Meeting will be held entirely online live via audio webcast. You will be able to attend and participate in the Annual Meeting online by visiting www.meetnow.global/MNM974A, where you will be able to listen to the Annual Meeting live, submit questions, and vote. The list of shareholders entitled to vote at the Annual Meeting will be available for examination at the Annual Meeting by shareholders for any purpose germane to the Annual Meeting, or upon request, 10 days prior to the Annual Meeting at our principal executive office, 100 Technology Center Drive, Suite 300, Stoughton, MA 02072. Please read the enclosed information carefully before submitting your proxy.

By Order of the Board of Directors,

/s/ DAVID DIETER
David Dieter
Executive Vice President, General Counsel and Corporate Secretary
Stoughton, Massachusetts
April 7, 2026

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2026 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 14, 2026

This proxy statement and the proxy card are being mailed to shareholders on or about April 13, 2026. This proxy statement and our annual report to shareholders are available at:
www.envisionreports.com/COLL

Forward-Looking Statements
This proxy statement contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as “predicts,” “forecasts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Examples of forward-looking statements contained in this proxy statement include, among others, statements relating to our business plans, objectives and expected operating results. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results, performance, or achievements to differ materially from the company’s current expectations, including risks described under the heading “Risk Factors” in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the SEC. Any forward-looking statements that we make in this proxy statement speak only as of the date hereof. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

-i-

2026 PROXY STATEMENT SUMMARY
This proxy statement is furnished to shareholders of Collegium Pharmaceutical, Inc. in connection with the solicitation of proxies by our board of directors (the “board”). In this proxy statement, unless expressly stated otherwise or the context otherwise requires, the use of “Collegium,” the “Company,” “our,” “we” or “us” refers to Collegium Pharmaceutical, Inc. and its subsidiaries. Our proxy materials will first be mailed to shareholders on or about April 13, 2026. This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all the information you should consider. You should read the entire proxy statement carefully before voting.
2026 Annual Meeting

When	Record Date
Thursday, May 14, 2026 8:30 a.m. Eastern Time
Only shareholders of record at the close of business on March 31, 2026 are entitled to notice of, and to vote at, the 2026 Annual Meeting of Shareholders (the “Annual Meeting”) or any adjournment thereof.

Where
www.meetnow.global/MNM974A

Item of Business		Board Recommendation	See Page
1	To elect eight director nominees, each to serve for a one-year term extending until our 2027 Annual Meeting of Shareholders and their successors are duly elected and qualified	FOR each nominee	13

2	To approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement	FOR	35

3	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.	FOR	68

4	To transact any other business properly brought before the Annual Meeting	FOR	68

About Collegium

Record Date Shares Outstanding	32,406,969 shares	Exchange	Nasdaq Global Select Market
Stock Symbol	COLL	Transfer Agent	Computershare Trust Company, N.A.
Our Mission
Collegium Pharmaceutical is building a leading, diversified biopharmaceutical company committed to improving the lives of people living with serious medical conditions.
Our Values

Uphold Integrity	Embrace Differences	Encourage Expression	Be Accountable

We maintain uncompromising integrity in everything we say and do.	We embrace differences as they make our ideas richer and serve our patients better.	We encourage everyone to think big, push ourselves and make our voices heard.	We are accountable to each other, our customers and our community.

2025 Business Performance
•Product revenues, net for the year ended December 31, 2025 (FY 2025) were $780.6 million, up 23.6% year-over-year from 2024
•Completed our first full year of Jornay PM® ownership, accelerating growth in neuropsychiatry and further establishing our presence in ADHD
•Grew full-year Jornay PM® prescriptions 20% year-over-year and increased pain portfolio net revenues 6% year-over-year, reflecting continued durability across Belbuca®, Xtampza® ER, and the Nucynta® franchise
•Closed a $980 million syndicated credit facility, repaid approximately $581 million of prior term loan debt, improved interest rate and debt terms, and enhanced flexibility to support future business development
•Announced updates to our Board, including the appointment of Gino Santini as Chairman and the additions of Nancy Lurker and Dr. Carlos Paya to our Board, and strengthened our executive leadership team with three key appointments
•Returned $25.0 million in capital to shareholders in 2025 under our share repurchase program
•Ended the year with over $386.7 million in cash and marketable securities

Corporate Governance Highlights

Corporate Governance Best Practices
✓	7 of our 8 current directors are independent, including all committee members	✓	Annual director self-evaluation and committee assessment to ensure Board effectiveness
✓	Regular executive sessions of independent directors	✓	All directors attended at least 75% of 2025 meetings
✓	Ongoing Board refreshment and balance of new and experienced directors	✓	Robust risk oversight, including separate compliance committee
✓	No over-boarding	✓	Code of Business Conduct and Ethics
✓	Commitment to ESG	✓	Active shareholder engagement
Environmental, Social, Governance Highlights
Our commitment to serving as a responsible corporate citizen is rooted in our longstanding history of advancing our mission, executing our commercial strategy, governing our business to drive efficiency and value creation, and supporting our communities. As we strive to make an impact through our business and initiatives to “Do Good as We Do Well,” we have prioritized corporate governance and risk mitigation; employee development and culture; our environmental footprint; and giving back to our communities. Our 2025 corporate scorecard included environmental stewardship objectives, focusing on sustainability and environmental impact.
In February 2026, we published our fourth annual ESG report on our corporate website highlighting our ESG accomplishments to date. The information contained in our ESG report is not a part of, nor is it incorporated by reference into, this proxy statement.

1.2M Medically tailored meals supported through our partnership with Community Servings	24 Posters highlighting clinically meaningful impact in pain and ADHD presented at four medical conferences	600 Clinicians attended accredited continuing medical education (CME) programs at two congresses

$25M Value returned to shareholders by leveraging our share repurchase program	$730K+ Donated to community organizations focused on STEM education and essential services for our neighbors	4 Full-ride university scholarships awarded to Massachusetts-based high school seniors pursuing STEM-related majors

3 Workplace awards received for company culture, business performance and community impact	17 Employees participated in Emerging Leaders and Director Development Programs	6,000+ Peer recognitions submitted by Collegium employees to spotlight significant team member contributions

Board of Directors Overview

					Collegium Board Committees
	Age	Director Since	Independent(1)	Total Current Public Company Boards	Audit	Nominating and Corporate Governance	Compensation	Compliance	Transaction

Vikram Karnani	51	2024		2

Rita Balice-Gordon, Ph.D.	65	2020		2

Garen Bohlin	78	2015		2

John Fallon, M.D.(2)	78	2016		1

John Freund, M.D.	72	2014		2

Nancy Lurker	68	2025		3

Carlos Paya, M.D., Ph.D.	67	2025		2

Gino Santini	69	2012		2

Meetings in 2025		Board: 11			7	2	8	3	10
(1)Independence under Nasdaq criteria.
(2)Dr. Fallon will not stand for re-election at the Annual Meeting.

Committee Chair	Committee Member	Board Chairman	Audit Committee Financial Expert

Board Attributes
Board Independence, Tenure and Age as of the Record Date

7 of 8 board members are independent
Average 6.7 yrs
Average 69 yrs

Board Skills and Experience Matrix
The matrix below displays the top areas of the skills and experience of each of our directors and director nominees. The absence of a check mark below does not mean the director does not possess that skill or experience, instead these are the skills and experience most considered by the nominating and corporate governance committee and the Board in making nomination decisions and as part of the board succession planning process.

Director	Senior Leadership	Finance and Accounting	Business Development & M&A	Human Capital Management	Operations, Manufacturing, & Supply Chain	Other Public Board & Governance	Commercial Pharma Experience	Drug Development & Regulatory
Vikram Karnani
Rita Balice-Gordon, Ph.D.
Garen Bohlin
Michael Donovan
John Fallon, M.D.
John Freund, M.D.
Nancy Lurker
Carlos Paya, M.D., Ph.D.
Gino Santini
Executive Compensation Highlights
We have designed our executive compensation program to motivate our management team to create long-term value for our shareholders through the achievement of strategic business objectives, while effectively managing the risks and challenges inherent to a growing specialty pharmaceutical company. Specifically, our executive compensation program is designed to promote the achievement of key strategic objectives by linking executives’ short- and long-term cash and equity incentives to the achievement of measurable performance goals.

Compensation Policies and Practices

Things We Do		Things We Don’t Do
✓	Independent compensation committee that approves all compensation for our named executive officers other than our Chief Executive Officer, whose compensation is approved by the Board	×	No excise tax gross-ups in the event of a change of control
✓	Independent compensation consultant	×	No pensions or any other enhanced benefit programs beyond those typically available to all employees
✓	Annual say-on-pay vote	×	Limited perquisites
✓	Pay-for-performance philosophy with a meaningful portion of total compensation at-risk	×	No hedging or pledging of company stock
✓	Maintain a recoupment policy which requires us to seek the repayment of performance-based compensation in the event of a restatement of our financial results	×	No option repricing
✓	Compensation committee assesses compensation practices to eliminate excessive risk
✓	Maintain stock ownership guidelines
Say-on-Pay Advisory Vote
The compensation committee believes that our recent say-on-pay votes affirm our shareholders’ support of our approach to executive compensation. In 2025, the annual say-on-pay vote reflected support of our executive compensation program, with approximately 91% of votes cast supporting such program. We look forward to continuing to receive feedback from our shareholders through the annual say-on-pay advisory vote and to incorporating the feedback we receive as we evolve our executive compensation program.

2025 Compensation Highlights
•In recent years we have continued to work to align our executive compensation programs with shareholder interests as compensation earned under these programs is substantially linked to the achievement of our corporate performance goals.
•Consistent with our pay-for-performance philosophy, in 2025 our executive compensation programs reflected a heavy emphasis on performance-based compensation, with the performance measures of our variable compensation components – our target annual cash incentive and long-term equity incentives – being primarily based on the achievement of our 2025 corporate performance goals and our relative total shareholder return.
•Reflective of our continued commitment to ESG, our 2025 corporate scorecard included people and culture-focused objectives that centered on creating and maintaining a positive culture that supports retention.
General Information about the Meeting
Proxy Solicitation
Our Board is soliciting your vote on matters that will be presented at the Annual Meeting and at any adjournment or postponement thereof. This proxy statement contains information on these matters to assist you in voting your shares.
This proxy statement and the proxy card are being mailed to our shareholders on or about April 13, 2026. This proxy statement is accompanied by our 2025 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. We have filed the 2025 Form 10-K with the SEC, and it is available free of charge at the SEC’s website at http://www.sec.gov and on our website at https://ir.collegiumpharma.com/sec-filings.
Shareholders Entitled to Vote
All shareholders of record of our common stock at the close of business on March 31, 2026, or the Record Date, are entitled to receive notice of and to vote their shares at the Annual Meeting. As of that date, 32,406,969 shares of our common stock were outstanding. Each share is entitled to one vote on each matter properly brought to the meeting.

Voting Methods
You may cast your vote in any of the following ways:

	Internet	Telephone	Mail	At the Annual Meeting
Registered Holders	www.envisionreports.com/COLL	Within the United States and Canada, 1-800-652-8683 (toll-free)	Return a properly executed proxy card	Attend the Annual Meeting and vote online using your control number
Beneficial Owners (Holders in street name)	www.envisionreports.com/COLL	Not applicable	Return a properly executed voting instruction form by mail, depending upon the method(s) your broker, bank or other nominee makes available	To attend the Annual Meeting, you will need to contact your broker, bank or other nominee to obtain your control number
Deadline	11:59 p.m. Eastern Time on May 13, 2026, if you are a registered holder. If you are a beneficial owner, please refer to the information provided by your broker, bank or other nominee.
How Your Shares Will be Voted
In each case, your shares will be voted as you instruct. If you return a signed card, but do not provide voting instructions, your shares will be voted “FOR” each of the proposals. If you are the record holder of your shares, you may revoke or change your vote any time before the proxy is exercised. To do so, you must do one of the following:
•Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted. You may not revoke or change your vote over the Internet or by telephone after 11:59 p.m., Eastern Time, on May 13, 2026.
•Sign a new proxy and submit it by mail to Computershare Investor Services, PO BOX 43101, Providence, RI 02040-5067, Attention: Proxy Tabulation, who must receive the proxy card no later than May 13, 2026. Only your latest dated proxy will be counted.
•Attend the Annual Meeting and vote as instructed above. Attending the Annual Meeting alone will not revoke your Internet vote, telephone vote or proxy submitted by mail, as the case may be.
•Give our Corporate Secretary written notice before or at the meeting that you want to revoke your proxy. If your shares are held in “street name,” you should contact your broker, bank or nominee for information on how to change your voting instructions. You may also vote in person at the Annual Meeting, which will have the effect of revoking any previously submitted voting instructions, if you obtain a “legal proxy” from your broker, bank or nominee.
If your shares are held by your broker, bank or other holder of record as a nominee or agent (i.e., the shares are held in “street name”), you should follow the instructions provided by your broker, bank or other holder of record.

Deadline for Voting
The deadline for voting by telephone or Internet, other than by virtually attending the Annual Meeting, is 11:59 p.m. Eastern Time on May 13, 2026. If you are a registered shareholder and virtually attend the Annual Meeting, you may deliver your vote online during the Annual Meeting. “Street name” shareholders who wish to vote at the Annual Meeting will need to obtain a proxy form from the institution that holds their shares.
Broker Voting and Votes Required for Each Proposal
If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. This proxy statement has been forwarded to you by your broker, bank or other holder of record who is considered the shareholder of record of those shares. As the beneficial owner, you may direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction form included in the materials made available or by following their instructions for voting on the Internet.
A broker non-vote occurs when a broker or other nominee that holds shares for a beneficial owner does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the beneficial owner of the shares. The following table summarizes the voting matters, votes required, how broker non-votes and abstentions are treated with respect to our proposals, and broker discretionary voting authority:

VOTING MATTERS	VOTES REQUIRED	TREATMENT OF ABSTENTIONS AND BROKER NON-VOTES	BROKER DISCRETIONARY VOTING

PROPOSAL 1: To elect eight director nominees, each to serve for a one-year term extending until our 2027 Annual Meeting of Shareholders and their successors are duly elected and qualified	Majority of the votes cast	Abstentions and broker non-votes will not be taken into account in determining the outcome of the proposal	No

PROPOSAL 2: To approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement	Majority of the votes cast	Abstentions and broker non-votes will not be taken into account in determining the outcome of the proposal	No

PROPOSAL 3: To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026	Majority of the votes cast	Abstentions and broker non-votes, if any, will not be taken into account in determining the outcome of the proposal	Yes

Quorum
The holders of a majority of the 32,406,969 shares of common stock outstanding as of the Record Date, either present in person or represented by proxy, constitute a quorum. A quorum is necessary in order to conduct the Annual Meeting. If you choose to have your shares represented by proxy at the Annual Meeting, you will be considered part of the quorum. Broker non-votes and abstentions will be counted as present for the purpose of establishing a quorum. If a quorum is not present by attendance or represented by proxy at the Annual Meeting, the shareholders present by attendance at the meeting or by proxy may adjourn the Annual Meeting until a quorum is present.
Participating in the Annual Meeting
Our Annual Meeting will be a completely virtual meeting conducted via live webcast. There will be no physical meeting location. We have adopted a virtual format for the Annual Meeting to make participation accessible for shareholders from any geographic location with Internet connectivity. We have worked to offer the same participation opportunities as would be provided at an in-person meeting while further enhancing the online experience available to all shareholders regardless of their location.
To participate in the virtual meeting, visit www.meetnow.global/MNM974A. You will need to enter the 15-digit control number included on your Notice or on your proxy card. The meeting will begin promptly at 8:30 a.m. ET on May 14, 2026. We encourage you to access the meeting prior to the start time leaving ample time for the check in.
The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, Edge, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong wifi connection wherever they intend to participate in the meeting. Participants should also give themselves plenty of time to log in prior to the start of the meeting.
This year’s shareholders question and answer session will include questions submitted in advance of, and questions submitted live during, the Annual Meeting. Questions may be submitted through www.meetnow.global/MNM974A. We will post questions and answers if applicable to our business on our website, www.collegiumpharma.com, under the “Investors” section shortly after the meeting.
If you are a registered holder and wish to vote at the meeting, you will need the 15-digit control number provided on your proxy card. If you hold your shares through a broker, bank or other nominee and wish to vote at the meeting, you will need to register in advance to attend the Annual Meeting online and you may not vote your shares at the Annual Meeting unless you obtain a “legal proxy” from the bank, broker or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting. To register to attend the Annual Meeting online, you must submit proof of your legal proxy reflecting your holdings along with your name and email address to Computershare Trust Company, N.A. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m. (Eastern Time) on May 13, 2026. You will receive confirmation of your registration by email after we receive your registration materials. Requests for registration should be directed by (i) email to legalproxy@computershare.com, with a forward of the email from your broker or attachment of an image of your legal proxy, or (ii) by mail to Computershare Trust Company, N.A., Collegium Pharmaceutical, Inc. Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001.
Proxy Solicitation Costs
We pay the cost of soliciting proxies. Proxies will be solicited on behalf of the Board by mail, telephone, and other electronic means or in person. Directors and employees will not be paid any additional compensation for soliciting proxies.
We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

1. CORPORATE GOVERNANCE AND BOARD MATTERS PROPOSAL
Election of Directors
Board Composition
Our Board is committed to thoughtful board refreshment and ongoing succession planning. Our Board currently consists of eight members. In April 2026, Dr. Fallon notified our Board that he will not stand for re-election at the Annual Meeting and will be retiring from the Board at that time. Dr. Fallon has served as a director of the Company since 2015. We thank Dr. Fallon his years of service to our Company, our board, and our shareholders. Our Board is nominating Michael Donovan to stand for election to our Board as an independent director at the Annual Meeting.
Upon the recommendation of the nominating and corporate governance committee, each of the following directors has been nominated for election at our 2026 Annual Meeting of Shareholders, and each has agreed to stand for election:

•Vikram Karnani	•John Freund, M.D.
•Rita Balice-Gordon, Ph.D.	•Nancy Lurker
•Garen Bohlin	•Carlos Paya, M.D., Ph.D.
•Michael Donovan	•Gino Santini
If the director nominees are elected at the Annual Meeting, then each nominee will serve for a one-year term expiring at the 2027 Annual Meeting of Shareholders and until his or her successor is duly elected and qualified.
Elected directors hold office until their death, resignation or removal or their successors are duly elected and qualified. In accordance with our articles of incorporation and bylaws, our directors may fill existing vacancies on our Board (including vacancies resulting from an increase in the number of directors) by appointment. Pursuant to the Virginia Stock Corporation Act, the term of office of a director elected by our Board to fill a vacancy expires at the next shareholders’ meeting at which directors are elected.
Vote Required
Our directors are elected by a majority of the votes cast. Pursuant to our bylaws, a majority of votes cast means that if the votes cast “FOR” such nominee’s election exceed the votes cast “AGAINST” such nominee’s election, such nominee is elected. Abstentions and broker non-votes will not be counted as votes cast either “FOR” or “AGAINST” a director’s election and will have no impact on the outcome of the election of directors.

The Board of Directors recommends voting FOR the election of each director nominee.
If a choice is specified on the proxy card by a shareholder, the shares will be voted as specified. If no contrary indication is made, proxies are to be voted “FOR” each of the nominees, or, if any such individual is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), proxies are to be voted “FOR” any nominee who is designated by our Board to fill the vacancy.
Nominees for Election
The following table sets forth certain information, as of April 7, 2026, with respect to each of our director nominees.

VIKRAM KARNANI

Age: 51 Director Since: 2024	Committee Memberships: None	Other Public Directorships: Dyne Therapeutics, Inc.

Mr. Karnani has served as our President and Chief Executive Officer, and a director, since November 2024. Mr. Karnani previously served as Executive Vice President and President, Global Commercial Operations and Medical Affairs at Amgen Inc. (“Amgen”), a global biotechnology company. Mr. Karnani joined Amgen in October 2023 through Amgen’s acquisition of Horizon Therapeutics plc (“Horizon”). Mr. Karnani joined Horizon in 2014, holding numerous leadership positions including Executive Vice President and President, International, from August 2020 until October 2023; Executive Vice President and Chief Commercial Officer from March 2018 to August 2020; Senior Vice President, Rheumatology Business Unit from February 2017 to March 2018; and General Manager, Specialty Business Unit from July 2014 until February 2017. Prior to joining Horizon, Mr. Karnani was with Fresenius Kabi AG (“Fresenius Kabi”), a global health care company, where he served as Vice President of the therapeutics and cell therapy business from October 2011 to July 2014. Mr. Karnani also held various positions in business development, corporate strategy and strategic marketing within Fenwal Inc., a global blood technology company that was acquired by Fresenius Kabi, from November 2008 to October 2011. Mr. Karnani currently serves on the board of directors of Dyne Therapeutics, Inc. (NASDAQ: DYN) (December 2025 to present). Mr. Karnani has a master’s degree from the Kellogg School of Management at Northwestern University, a master’s degree in electrical engineering from Case Western Reserve University and a bachelor of science degree in electrical engineering from University of Bombay, India.

Skills & Qualifications: We believe that Mr. Karnani’s perspective as our Chief Executive Officer and extensive experience as a senior executive in the pharmaceutical and biotechnology industry provide him with the qualifications and skills to serve as a director.

RITA BALICE-GORDON, PH.D.

Age: 65 Director Since: 2020	Committee Memberships: Nominating and Corporate Governance, Transaction	Other Public Directorships: H. Lundbeck A/S

Dr. Balice-Gordon has served as a member of our Board since September 2020. Dr. Balice-Gordon is the Chief Executive Officer of Muna Therapeutics (“Muna”), a biotech company focused on developing novel therapeutics for patients with neurodegenerative diseases, since July 2021. She was the founding Chief Scientific Officer of Muna from May 2020 to July 2021, and was an entrepreneur-in-residence at Novo Holdings / Novo Seeds from August 2020 through July 2021. Previously, Dr. Balice-Gordon served in senior leadership roles at Sanofi, Inc. (“Sanofi”) from May 2016 through May 2020, most recently as Global Head of Rare and Neurological Diseases. Prior to joining Sanofi, Dr. Balice-Gordon led the psychiatry and pain drug discovery portfolios as Vice President in the Neuroscience and Pain Research Unit at Pfizer, Inc. Earlier in her career, Dr. Balice-Gordon was Professor of Neuroscience and Chair of the Neuroscience Graduate Group at the University of Pennsylvania Perelman School of Medicine, where she currently holds an appointment as Adjunct Professor in the Department of Neuroscience. Dr. Balice-Gordon currently serves on the board of directors of H. Lundbeck A/S (Nasdaq Copenhagen: LUN) (March 2026 to present) and Capsida Biotherapeutics Inc., a privately held company (May 2021 to present).
Dr. Balice-Gordon has authored more than 100 scientific papers, received numerous accolades for her work in the field of neuroscience, including election as a Fellow of the American Association for the Advancement of Science, and has chaired or served on many National Institutes of Health, national and international committees. She received her B.A. degree in Biological Sciences from Northwestern University, her Ph.D. in Neurobiology from the University of Texas at Austin and completed a postdoctoral fellowship at Washington University School of Medicine in St. Louis.

Skills & Qualifications: We believe that Dr. Balice-Gordon’s scientific expertise and industry experience, including in the neurology and pain therapeutic areas, provide her with the qualifications and skills to serve as a director.

GAREN BOHLIN

Age: 78 Director Since: 2015	Committee Memberships: Audit (Chair), Compliance	Other Public Directorships: Karyopharm Therapeutics, Inc.

Mr. Bohlin has served as a member of our Board since January 2015. Mr. Bohlin has almost 30 years of experience serving in executive roles at several biotechnology companies, including Constellation Pharmaceuticals, Inc., where he served as an Executive Vice President from January 2010 to his retirement in April 2012. Prior to that, Mr. Bohlin served as Chief Operating Officer at Sirtris Pharmaceuticals, Inc. (“Sirtris”), which was acquired by GlaxoSmithKline plc. Prior to joining Sirtris, Mr. Bohlin served as President and Chief Executive Officer of Syntonix Pharmaceuticals, Inc. (“Syntonix”), which was acquired by Biogen Idec. Prior to Syntonix, Mr. Bohlin spent 14 years in executive management at Genetics Institute, Inc. (“Genetics Institute”), which was acquired by Wyeth. Prior to Mr. Bohlin’s tenure at Genetics Institute, he was a partner at Arthur Andersen & Co., where he spent 13 years.
Mr. Bohlin has served on the board of directors of several companies. Mr. Bohlin currently serves on the board of directors of Karyopharm Therapeutics, Inc. (NASDAQ GS: KPTI) (2013 to present) and Curadel Surgical Innovations, Inc, a privately held company (2020 to present). Previously, he served on the board of directors of Acusphere, Inc. (OTC: ACUS) (2005 to 2015), Tetraphase Pharmaceuticals, Inc. (NASDAQ: TTPH) (2010 to 2020), Proteon Therapeutics, Inc. (NASDAQ: PRTO) (2014 to 2020) and several other publicly traded and privately held biotechnology companies. Mr. Bohlin graduated from the University of Illinois with a B.S. in Accounting and Finance in 1970.

Skills & Qualifications: We believe that Mr. Bohlin’s perspective and experience as a senior executive in our industry, as well as his board and audit committee experience with publicly traded and privately held biotechnology companies, provide him with the qualifications and skills to serve as a director.

MICHAEL DONOVAN

Age: 60	Other Public Directorships: None

Mr. Donovan has served as an audit Partner at Ernst & Young LLP (“EY”) since 2002. He has held several leadership roles at EY including Office Managing Partner of EY’s biotechnology office in Kendall Square from 2014 to 2024 and East Region Biotechnology Leader. Mr. Donovan brings to our Board financial expertise obtained from his extensive business, accounting and financial background from over 36 years of experience serving public and private companies in the life sciences industry. During his tenure at EY, he has worked on hundreds of private and public company audits, private and public financings including IPOs, M&A transactions, corporate license and collaboration agreements, spin-outs and product launches. Mr. Donovan received a B.S. in Business Administration from Merrimack College and is a Certified Public Accountant (active).

Skills & Qualifications: We believe that Mr. Donovan’s perspective and experience as audit Partner and in other leadership roles at EY in the biotechnology industry provide him with the qualifications and skills to serve as a director.

JOHN FREUND, M.D.

Age: 72 Director Since: 2014	Committee Memberships: Compensation (Chair), Audit	Other Public Directorships: SI-Bone, Inc.

Dr. Freund has served as a member of our Board since February 2014. Dr. Freund co-founded Skyline Ventures (“Skyline”), a venture capital firm, in 1997 and served as Managing Director at Skyline until 2023. Prior to joining Skyline, Dr. Freund served as Managing Director in the private equity group of Chancellor Capital Management, LLC. In 1995, Dr. Freund co-founded Intuitive Surgical, Inc. and served on its board of directors until 2000. From 1988 to 1994, Dr. Freund served in various positions at Acuson Corporation (“Acuson”), most recently as Executive Vice President. Prior to joining Acuson, Dr. Freund was a General Partner of Morgan Stanley Venture Partners from 1987 to 1988. From 1982 to 1988, Dr. Freund worked at Morgan Stanley & Co., where he co-founded the Healthcare Group in the Corporate Finance Department in 1983. In 2016, Dr. Freund co-founded and was Chief Executive Officer of Arixa Pharmaceuticals, an antibiotic company, which was acquired by Pfizer in 2020.
Dr. Freund currently serves on the board of directors of SI-Bone, Inc. (NASDAQ: SIBN) (2013 to present). Dr. Freund also serves on the board of directors of a number of U.S. registered investment funds managed by The Capital Group Companies. He previously served on the board of directors of several publicly traded companies, including, Proteon Therapeutics, Inc. (NASDAQ: PRTO) (2014 to 2020), Tetraphase Pharmaceuticals, Inc. (NASDAQ: TTPH) (2012 to 2020), XenoPort, Inc. (NASDAQ: XNPT) (1999 to 2016), where he was Chairman, Concert Pharmaceuticals, Inc. (NASDAQ: CNCE) (2014 to 2015), MAP Pharmaceuticals, Inc. (NASDAQ: MAPP) (2004 to 2011), and MAKO Surgical Corp. (NASDAQ: MAKO) (2008 to 2013). Dr. Freund is a member of the Advisory Board for the Harvard Business School Healthcare Initiative. Dr. Freund graduated from Harvard College with a B.A. in History in 1975, received an M.D. from Harvard Medical School in 1980 and an M.B.A. from Harvard Business School in 1982.

Skills & Qualifications: We believe that Dr. Freund’s extensive finance and investment experience, his experience as an executive, and his service on the board of directors of numerous public and privately held companies in our industry provide him with the qualifications and skills to serve as a director.

NANCY LURKER

Age: 68 Director Since: 2025	Committee Memberships: Compliance (Chair), Compensation	Other Public Directorships: EyePoint Pharmaceuticals, Inc. Alkermes plc

Ms. Lurker has served as a member of our board since February 2025. Ms. Lurker served as President and Chief Executive Officer of EyePoint Pharmaceuticals, Inc. (“EyePoint”) from November 2016 to July 2023. Prior to EyePoint, Ms. Lurker served as President and Chief Executive Officer and a director of PDI, Inc. (now Interpace Diagnostics Group, Inc.), a publicly-traded healthcare commercialization company, and as Senior Vice President and Chief Marketing Officer of Novartis Pharmaceuticals Corporation, the U.S. subsidiary of Novartis AG. Prior to that, Ms. Lurker held various senior positions at other leading pharmaceutical companies including Pharmacia Corporation (now a part of Pfizer, Inc.), ImpactRx and Bristol-Myers Squibb Company. Ms. Lurker currently serves as the Vice Chair of the board of directors of EyePoint (NASDAQ: EYPT) and serves on the board of directors of Alkermes plc (Nasdaq: ALKS), Altasciences, LLC, a private contract research organization and National Sanitation Foundation, a not-for-profit organization dedicated to improving human health through quality standards. She previously served on the boards of directors of the Cancer Treatment Centers of America, Aquestive Therapeutics, Inc., X4 Pharmaceuticals, Inc., Auxilium Pharmaceuticals, Inc., Mallinckrodt plc, Elan Corporation, plc, and ConjuChem Biotechnologies. Ms. Lurker holds a B.S. in Biology from Seattle Pacific University and an M.B.A. from the University of Evansville.

Skills & Qualifications: We believe that Ms. Lurker’s broad ranging experience in the pharmaceutical industry and years of experience as a senior executive provide her with the qualifications and skills to serve as a director.

CARLOS PAYA, M.D., Ph. D.

Age: 67 Director Since: 2025	Committee Memberships: Transaction (Chair), Nominating & Corporate Governance	Other Public Directorships: Vaxcyte, Inc.

Dr. Paya has served as a member of our board since May 2025. Dr. Paya has served as a Venture Partner at Abingworth LLP (acquired by The Carlyle Group Inc. in August 2022) since January 2020. Dr. Paya has also served as Chairman of the board of directors of Vaxcyte, Inc. (NASDAQ: PCVX) since October 2021 and has served as Chairman of the board of directors of Highlight Therapeutics S.L, a privately held immuno-oncology company, since January 2020. Additionally, Dr. Paya serves as a Senior Advisor to Ysios Capital, a privately held life sciences investor, and Launch Therapeutics, a privately held clinical development company. Dr. Paya previously served as a member of the boards of directors of Standard BioTools, Inc. (NASDAQ: LAB) from March 2017 to January 2024, where he also served as Chairman from May 2020 to January 2024 when it merged with SomaLogic, Inc. (NASDAQ: SLGC), and of Mallinckrodt Pharmaceuticals plc (NYSE: MNK) from May 2019 to June 2022. Dr. Paya also served as President, Chief Executive Officer and director of Immune Design Corp, from May 2011 to May 2019 when it was acquired by Merck & Co., Inc. and previously served as President of Elan Corporation (which was acquired by Perrigo Company (NYSE: PRGO)), from November 2008 to April 2011. Before joining Elan Corporation, Dr. Paya served as Vice President of the Lilly Research Laboratories at Eli Lilly & Company (NYSE: LLY) from September 2001 to November 2008. From January 1991 to August 2001, Dr. Paya was Professor of Medicine, Immunology, and Pathology, and Vice Dean of the clinical investigation program at the Mayo Clinic in Rochester, Minnesota. Dr. Paya holds M.D. and Ph.D. degrees from the University of Madrid and underwent postdoctoral training at the Institute Pasteur, Paris, France.

Skills & Qualifications: We believe that Dr. Paya’s perspective and experience as a senior executive in the life sciences industry provide him with the qualifications and skills to serve as a director.

GINO SANTINI

Age: 69 Director Since: 2012	Committee Memberships: Compensation, Transaction	Other Public Directorships: Compass Pathways PLC

Mr. Santini has served as a member of our Board since July 2012, as lead independent director of our Board from May 2015 until May 2025, and as the chair of our Board since May 2025. Since December 2010, Mr. Santini has been a senior advisor providing financing and business consulting services to venture capital, pharmaceutical and biotechnology companies. Previously, Mr. Santini held various positions at Eli Lilly and Company (“Lilly”) from 1983 until his retirement from Lilly in December 2010, most recently as Senior Vice President of Corporate Strategy and Business Development, a position he held since 2007. Mr. Santini also served as a member of Lilly’s Executive Committee from January 2004 to his retirement and as President of U.S. Operations. He joined Lilly in 1983 as a financial planning associate in Italy.
Mr. Santini has served as chairman of the board of directors of Compass Pathways PLC (NASDAQ : CMPS) since September 2024. Mr. Santini currently serves as a member of the board of directors of several privately held companies. Previously, Mr. Santini served on the board of directors of Intercept Pharmaceuticals, Inc. (NASDAQ: ICPT) (2015 to 2023), as well as Horizon Therapeutics plc (NASDAQ: HZNP) (2012 to 2023), Allena Pharmaceuticals, Inc. (NASDAQ: ALNA) (2012 to 2022), AMAG Pharmaceuticals Inc. (NASDAQ: AMAG) (2012 to 2020), Vitae Pharmaceuticals, Inc. (NASDAQ GS: VTAE) (2014 to 2016) and Sorin S.p.A., a company traded on the Italian Stock Exchange (2012 to 2015). He graduated from the University of Bologna, Italy with a B.S. in Mechanical Engineering in 1981 and received an M.B.A. from the Simon School of Business at the University of Rochester in 1983.

Skills & Qualifications: We believe that Mr. Santini’s perspective and experience as a senior executive at Lilly, as well as his extensive domestic and international commercial, corporate strategy, business development and transaction experience, provide him with the qualifications and skills to serve as a director.

Director Nomination Process
Identification and Evaluation of Nominees for Directors
Our nominating and corporate governance committee is of the view that the continuing service of qualified incumbents promotes stability and continuity in the board room, contributing to our Board’s ability to work as a collective body, while providing us the benefit of the familiarity and insight into our affairs that our directors have accumulated during their tenure. Accordingly, our nominating and corporate governance committee recommends to our Board the re-nomination of incumbent directors for election who continue to satisfy our nominating and corporate governance committee’s criteria for membership on our Board, whom our nominating and corporate governance committee believes continue to make important contributions to our Board and who consent to continue their service on our Board. Consistent with this policy, in considering candidates for election at our annual meeting of shareholders, the nominating and corporate governance committee will first determine the incumbent directors whose terms expire at the upcoming meeting and who consent to continue their service on our Board. If our nominating and corporate governance committee determines that an incumbent director consenting to re-nomination continues to be qualified and has satisfactorily performed his or her duties as director during the preceding term, and there exist no reasons, including considerations relating to the composition and functional needs of our Board as a whole, why in our nominating and corporate governance committee’s view the incumbent should not be re-nominated, the nominating and corporate governance committee will, absent special circumstances, propose the incumbent director for nomination by our Board for re-election at our annual meeting of shareholders.
If any member of our Board does not wish to continue in service or if our Board decides not to re-nominate a member for re-election, the nominating and corporate governance committee will identify a new nominee that meets the nominating and corporate governance committee’s criteria for membership on our Board. The committee may, in its sole discretion, solicit recommendations for nominees from persons that the nominating and corporate governance committee believes are likely to be familiar with qualified candidates. These persons may include members of our Board, including members of the nominating and corporate governance committee, and our management team. The nominating and corporate governance committee may, in its sole discretion, determine to engage a professional search firm to assist in identifying qualified candidates. If a search firm is engaged, the nominating and corporate governance committee will set its fees and scope of engagement. The nominating and corporate governance committee may, in its sole discretion, solicit the views of the Chief Executive Officer, other members of our senior management and other members of our Board regarding the qualifications and suitability of candidates to be nominated as directors. The nominating and corporate governance committee may, in its sole discretion, designate one or more of its members (or the entire nominating and corporate governance committee) or other members of our Board to interview any proposed candidate. Based on all available information and relevant considerations, the nominating and corporate governance committee will select a candidate who, in the view of the committee, is most suited for membership on our Board. The nominating and corporate governance committee has utilized professional search firms to identify candidates to serve on our Board.
In making its selection of director nominees, the nominating and corporate governance committee evaluates any candidates proposed by shareholders under criteria similar to the evaluation of other candidates and in accordance with our bylaws and as is otherwise required pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”). However, the nominating and corporate governance committee may consider, as one of the factors in its evaluation of shareholder-recommended nominees, the size and duration of the ownership by the recommending shareholder or shareholder group in our capital stock. The nominating and corporate governance committee may also consider the extent to which the recommending shareholder intends to continue holding its interest in the Company, including, in the case of nominees recommended for election at an annual meeting of shareholders, whether the recommending shareholder intends to continue holding its interest at least through the time of such annual meeting.
Shareholders wishing to suggest a candidate for director must write to our Corporate Secretary in accordance with our procedures detailed in the section below entitled “Shareholder Communications with Our Board.”

Shareholder nominations should be made according to the procedures detailed in the section below entitled “Shareholder Proposals and Director Nominations for 2027 Annual Meeting of Shareholders.” Such submissions must state the nominee’s name and address, together with information with respect to the shareholder or group of shareholders making the recommendation, including the number of shares of common stock owned by such shareholder or group of shareholders, as well as other information required by our bylaws. We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such proposed nominee.
Director Qualifications
The nominating and corporate governance committee has adopted guidelines and procedures for identifying and evaluating candidates for director that provide for a fixed set of specific minimum qualifications for its candidates for membership on our Board. Important general criteria and considerations for Board membership include:

GENERAL CRITERIA

•Understanding of our business and relevant industries in general
•Ability to regularly attend meetings of our Board and of any committees on which the director serves
•Ability to review in a timely fashion and understand materials circulated to our Board regarding us or our industry
•Ability to participate in meetings and decision-making processes in an objective and constructive manner
•Ability to be reasonably available, upon request, to advise our officers and management

The nominating and corporate governance committee will also consider factors such as the likelihood that he or she will be able to serve on our Board for a sustained period, global experience, experience as a director of a public company and knowledge of our industry. Consideration will be given to our Board’s overall balance of diversity of perspectives, backgrounds and experiences. The nominating and corporate governance committee considers the requirement that at least one member of our Board meet the criteria for an “audit committee financial expert” as that phrase is defined under the regulations promulgated by the SEC, and that a majority of the members of our Board be independent as required under the Nasdaq Listing Rules. Our directors’ performance and qualification criteria are reviewed periodically by the nominating and corporate governance committee.
In evaluating director nominees, the nominating and corporate governance committee will consider, among other things, the following factors:
•the background and qualifications of the candidate, including information concerning the candidate required to be disclosed in our proxy statement under the rules of the SEC and any relationship between the candidate and the person or persons recommending the candidate;
•if the candidate satisfies certain minimum qualifications and other criteria that the committee has set for membership on our Board;
•if the candidate possesses any of the specific qualities or skills that under the nominating and corporate governance policies must be possessed by one or more members of our Board;
•the contribution that the candidate can be expected to make to the overall functioning of our Board; and
•other factors such as independence under applicable Nasdaq Listing Rules, relationships with our shareholders, competitors, customers, suppliers or other persons with a relationship to the Company.

The nominating and corporate governance committee’s goal is to assemble a Board that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. Moreover, the nominating and corporate governance committee is of the view that the composition of our Board should reflect a mix of skills and expertise that are appropriate for our company given our circumstances and that, collectively, enables our Board to perform its oversight function effectively. Nominees are not discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law.
Majority Vote Director Resignation Policy
Our Board has implemented a majority vote director resignation policy in our Corporate Governance Guidelines. Under the policy, any director nominee who does not receive more votes cast “FOR” than “AGAINST” his or her election in an uncontested election must promptly tender his or her resignation to the board following certification of the shareholder vote. The nominating and corporate governance committee will promptly consider such offer of resignation, the circumstances that led to such director’s failure to receive the required vote for re-election (if known) and make a recommendation to the Board as to whether or not to accept the resignation. The Board will act on the nominating and corporate governance committee’s recommendation within sixty (60) days following certification of the shareholder vote. The nominating and corporate governance committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s offered resignation. Thereafter, the Board will promptly disclose its decision regarding whether to accept the director’s resignation (or the reason(s) for rejecting the resignation, if applicable).
Director Independence
The Nasdaq Listing Rules require a majority of a listed company’s board of directors to be comprised of independent directors. In addition, the Nasdaq Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act.
Our Board undertook a review of the composition of our Board and its committees and the independence of each director. Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, our Board has determined that each of our current directors and director nominees, with the exception of Mr. Karnani, is currently an “independent director” as defined under the Nasdaq Listing Rules. In making the independence determinations set forth above, our Board considered the relationships that each such non-employee director and nominee has with our Company and all other facts and circumstances our Board deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director and nominee. There are no family relationships among any of our directors, nominees or executive officers.

Board Leadership Structure and Role in Risk Oversight
Leadership Structure
Our Board believes that the separation of the positions of Chief Executive Officer and Chairman of the Board reinforces the independence of the Board from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of our Board as a whole.
Though it does not have current plans to do so, our Board may combine the roles of Chief Executive Officer and Chairman of the Board in the future if it believes that would be in the best interest of the Company and its shareholders. Mr. Santini, our Chairman, presides over meetings of our Board and holds such other powers and carries out such other duties as are customarily carried out by the chairman of the board of directors of a company. Mr. Santini brings meaningful perspective to the role due to his long tenure on the Board and experience as our former Lead Independent Director.
Risk Management
One of the key functions of our Board is informed oversight of our risk management process. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including adopting guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with certain legal, regulatory and cybersecurity requirements. The audit committee assesses cybersecurity-related risks, based on the likelihood of an incident occurring, impact to our organization if an incident occurred, and the level of internal control we currently have over the risk. The results are analyzed to identify vulnerabilities and then risk management/mitigation plans are designed, implemented, and evaluated for effectiveness.
Our nominating and corporate governance committee monitors the efficacy of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct, and our ESG strategy, reporting, policies and practices. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our compliance committee monitors our programs regarding compliance with laws, regulations, and industry standards that, if breached, may cause significant business, regulatory, or reputational damage.

Board Committees
Our Board has established a standing audit committee, compliance committee, transaction committee, compensation committee, and nominating and corporate governance committee. Each committee operates under a charter that has been approved by our Board and is annually reviewed by each committee. Each charter is available on our website, www.collegiumpharma.com, under the “Investors” section. The information contained in, or that can be accessed through, our website is not part of this proxy statement. The table below provides the membership of each of the committees as of April 7, 2026, with further discussion on each committee and its function below the table.

		Collegium Board Committees
	Independent(1)	Audit	Nominating and Corporate Governance	Compensation	Compliance	Transaction

Vikram Karnani

Rita Balice-Gordon, Ph.D.

Garen Bohlin

John Fallon, M.D.(2)

John Freund, M.D.

Nancy Lurker

Carlos Paya, M.D., Ph.D.

Gino Santini

Meetings in 2025	Board: 11	7	2	8	3	10

(1)Independence under Nasdaq criteria.
(2)Dr. Fallon will not stand for re-election at the Annual Meeting.

Committee Chair	Committee Member	Board Chairman	Audit Committee Financial Expert
Following the Annual Meeting and Dr. Fallon’s retirement from the Board, and contingent upon Mr. Donovan’s election to the Board at the Annual Meeting, Mr. Donovan will serve on the Audit Committee and the Compliance Committee. The new chair of the Nominating & Corporate Governance Committee will be determined and appointed at a future date.

THE AUDIT COMMITTEE
Chair: Garen Bohlin Additional Committee Members: •John Freund, M.D. •John Fallon, M.D.
Responsible for, among other things:
•hiring our independent registered public accounting firm and pre-approving the audit, audit related and permitted non-audit and tax services to be performed by our independent registered public accounting firm;
•reviewing and approving the planned scope of the annual audit and the results of the annual audit;
•reviewing the significant accounting and reporting principles to understand their impact on our financial statements;
•reviewing quarterly with management its assessment of the effectiveness and adequacy of our internal control structure and procedures for financial reporting and reviewing annually with our independent registered public accounting firm the attestation to and report on the assessment made by management;
•reviewing with management and our independent registered public accounting firm, as appropriate, our financial reports, earnings announcements and financial information and earnings guidance provided to analysts and other third parties;
•reviewing with our General Counsel or outside counsel any legal matters that may have a material impact on our financial statements, accounting policies and compliance policies and programs, including corporate securities trading policies;
•reviewing and assessing significant existing and emerging cybersecurity risks and material cybersecurity incidents, the impact on the Company and its shareholders of any significant cybersecurity incident and any disclosure obligations arising from any such incidents;
•establishing procedures for the treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and confidential submissions by our employees of concerns regarding questionable accounting or auditing matters;
•meeting independently with management and our independent registered public accounting firm; and
•reviewing, approving, ratifying or prohibiting material related party transactions.

•All members are deemed “independent” and financially literate under the applicable rules and regulations of the SEC and Nasdaq.
•Garen Bohlin qualifies as an “audit committee financial expert” within the meaning of SEC regulations.
•Refer to the section entitled “Audit Committee Report.”

THE NOMINATING & CORPORATE GOVERNANCE COMMITTEE
Chair: John Fallon, M.D. Additional Committee Members: •Rita Balice-Gordon, Ph.D. •Carlos Paya, M.D., Ph.D.
Responsible for, among other things:
•assisting our Board in identifying prospective director nominees and recommending nominees for each annual meeting of shareholders to our Board;
•reviewing developments in corporate governance practices and reviewing and recommending to our board any changes to our corporate governance principles and guidelines;
•reviewing independence of our Board;
•evaluating and making recommendations as to the size and composition of the Board and each committee;
•determining qualifications for service on our board;
•reviewing the adequacy of our articles of incorporation and bylaws and recommending to our Board, as conditions dictate, amendments for consideration by our shareholders; and
•overseeing our ESG strategy, reporting, policies and practices.

•All members are deemed “independent” under the applicable rules and regulations of the SEC and Nasdaq.

THE COMPLIANCE COMMITTEE
Chair: Nancy Lurker Additional Committee Members: •John Fallon, M.D. •Garen Bohlin
Responsible for, among other things:
•overseeing our activities in the area of compliance with laws, regulations and industry standards, except where the oversight responsibility is with the audit committee;
•reviewing and monitoring significant compliance risk areas and the steps management takes to monitor, control, and report such compliance risk exposures;
•monitoring and assessing the development and effectiveness of our compliance program and recommending improvements as necessary or appropriate, including the allocation of sufficient funding, resources and staff to the compliance program;
•periodically reviewing and recommending to the full Board any changes to our Code of Ethics;
•ensuring proper communication of significant compliance issues to the full Board;
•reviewing and monitoring efforts to promote an ethical culture;
•overseeing the mechanisms for employees to seek guidance and report concerns regarding matters of compliance with laws, regulations and industry standards; and
•receiving and evaluating reports and assessing risk regarding internal investigations or government or regulatory actions that may indicate a significant compliance or regulatory issue within the Company that may cause significant financial or reputational damage.

•All members are deemed “independent” under the applicable rules and regulations of the SEC and Nasdaq.

THE COMPENSATION COMMITTEE
Chair: John Freund, M.D. Additional Committee Members: •Nancy Lurker •Gino Santini
Responsible for, among other things:
•reviewing and approving the compensation of our executive officers and recommending that our Board approve the compensation of our CEO;
•reviewing and recommending to our Board the compensation of our directors;
•administering our equity incentive plans and overseeing regulatory compliance related to such plans;
•reviewing and approving, or making recommendations to our Board with respect to, incentive compensation and equity plans;
•reviewing our overall compensation strategy for our employees;
•overseeing and periodically reviewing the operation of all of our employee benefit plans;
•reviewing and administrating our Clawback Policy;
•reviewing and discussing with management our Compensation Discussion and Analysis and recommending to our full Board its inclusion in our periodic reports and proxy statement to be filed with the SEC; and
•monitoring the compliance of our directors and executive officers with our stock ownership guidelines.

•All members are “non-employee directors” as defined by SEC rules
•All members are deemed “independent” under the applicable rules and regulations of the SEC and Nasdaq.
•Refer to the section entitled “Compensation Committee Report.”

Under the charter of the compensation committee, the compensation committee may form and delegate any or all of its duties or responsibilities to a subcommittee of the compensation committee, to the extent consistent with our articles of incorporation, bylaws and applicable laws and rules of markets in which our securities then trade. The compensation committee has also delegated authority for certain actions to certain of our executive officers. For example, the compensation committee has delegated to certain executive officers the power to grant options or other stock awards pursuant to our incentive plans to non-executive employees.

THE TRANSACTION COMMITTEE
Chair: Carlos Paya, M.D., Ph.D. Additional Committee Members: •Rita Balice-Gordon, Ph.D. •Gino Santini
Responsible for, among other things:
•reviewing and providing guidance to management and our Board with respect to our strategy for mergers, acquisitions, licensing transactions, divestitures, strategic arrangements, share repurchases and other transactions outside the ordinary course of our business;
•reviewing and discussing proposed transactions with management and making recommendations to our Board regarding such transactions, transaction strategies and related matters;
•overseeing and providing guidance to management with respect to transactions that align with our overall business objectives; and
•assisting and advising in the negotiation of, the terms and conditions of proposed transactions, including approving any non-binding term sheet in connection with a proposed transaction.

•All members are deemed “independent” under the applicable rules and regulations of the SEC and Nasdaq.
Compensation Committee Interlocks and Insider Participation
Ms. Lurker, Dr. Freund and Messrs. Bohlin and Santini served as members of our compensation committee during the fiscal year ended December 31, 2025. Mr. Bohlin served on the compensation committee until our 2025 Annual Meeting of Shareholders. No member of our compensation committee is or has ever been an executive officer or employee of ours. In addition, none of our executive officers currently serves, or has served during the last completed year, on the board of directors, compensation committee or other committee serving an equivalent function, of any other entity that has, or had at the time of such executive officer’s service, one or more officers serving as a member of our Board or compensation committee.

Board Meeting Attendance
During the year ended December 31, 2025, our Board held a total of eleven meetings. Each of our directors attended at least 75% of the aggregate number of meetings of our Board and meetings of any committee of which he or she was a member, which were held during the time in which he or she was a director or a committee member, as applicable.
Code of Business Conduct and Ethics for Employees, Executive Officers and Directors
Our Board has adopted a Code of Ethics applicable to all of our employees, executive officers and directors. The Code of Ethics is available on our website at www.collegiumpharma.com. Our Board is responsible for overseeing compliance with the Code of Ethics, and our Board or an appropriate committee thereof must approve any waivers of the Code of Ethics for employees, executive officers or directors. Disclosure regarding any amendments to the Code of Ethics, or any waivers of its requirements, will be made on our website.
Director Attendance at Annual Meetings
Our Board has a policy of encouraging director attendance at our annual meetings of shareholders, but attendance is not mandatory. Our Board and management team encourage all our directors to attend the 2026 Annual Meeting. All our directors attended the 2025 Annual Meeting of Shareholders in May 2025.
Shareholder Communications with our Board
Shareholders seeking to communicate with our Board must submit their written comments to our Corporate Secretary, Collegium Pharmaceutical, Inc., 100 Technology Center Drive, Suite 300, Stoughton, MA 02072. The Corporate Secretary will forward such communications to each member of our Board, except in cases where, in the opinion of our Corporate Secretary it would be inappropriate to send a particular shareholder communication to a specific director, in which cases such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion).
Compensation of Non-Employee Directors
Our Board, upon recommendation of the compensation committee, sets our non-employee director compensation policy.

2025 Non-Employee Director Compensation Policy
Our non-employee director policy, which was in effect throughout 2025, is provided below:

Annual Compensation		Additional Annual Cash Retainers(1)
Cash Retainer	$50,000(1)			Chair	Member
Restricted Stock Units	$275,000(2)	Chairman	$60,000
		Lead Independent Director	$25,000
		Committees
		Audit		$20,000	$10,000
		Compensation		$20,000	$10,000
		Nominating and Corporate Governance		$10,000	$5,000
		Compliance		$18,000	$9,000
(1)Cash retainers are paid in quarterly installments, subject to the director’s continued service on the Board.
(2)On the date of each annual meeting of shareholders, each non-employee director is granted restricted stock units of the Company, with the number of such units determined by dividing $275,000 by the average closing price of our common stock for the 60-day period ending on the trading day immediately prior to the date of grant, which vest upon the earlier of the next annual meeting of shareholders or the first anniversary of the date of grant. New directors who join after the Company’s annual meeting of shareholders for the applicable year, but six or more months before the next annual meeting, will also receive a full annual grant amount at the time of joining. New directors who join after the annual meeting, but less than six months before the next annual meeting, will receive 50% of the annual grant amount. All such grants vest upon the first anniversary of the date of grant.
In addition to the foregoing annual compensation, upon joining the Board, each new non-employee director will receive restricted stock units of the Company, with the number of such units determined by dividing $275,000 by the average closing price of our common stock for the 60-day period ending on the trading day immediately prior to the date of grant. Such initial grant vests in full one year from the date of grant, subject to continued service to the Company.
2026 Non-Employee Director Compensation Policy

Effective January 1, 2026, the Board amended the non-employee director policy to (i)
increase the value of the annual and joining equity grants from $275,000 to $300,000 and (ii) increase the chair and member retainers for the Audit Committee and Nominating and Corporate Governance Committee and to provide a chair and member retainer for the Transaction Committee as set forth below:

Committees	Chair	Member
Audit	$25,000	$12,500
Nominating and Corporate Governance	$12,000	$6,000
Transaction	$18,000	$9,000

2025 Non-Employee Director Compensation
The following table sets forth in summary form information concerning the compensation that we paid or awarded for services rendered during the fiscal year ended December 31, 2025 to our independent, non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Rita Balice-Gordon, Ph.D.	55,000	287,268	342,268
Garen Bohlin	79,371	287,268	366,639
John Fallon, M.D.	79,000	287,268	366,268
John Freund, M.D.	80,000	287,268	367,268
Michael Heffernan, R.Ph. (2)	41,099	147,106	188,205
Nancy Lurker (3)	62,893	680,883	743,776
Gwen Melincoff (4)	20,549	—	20,549
Carlos Paya, M.D., Ph.D. (5)	34,601	574,536	609,137
Gino Santini	113,695	287,268	400,963
(1)Amounts represent the grant date fair value of stock awards granted during 2025, as calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation. See Note 18, “Stock-based Compensation,” to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 for assumptions used in calculating this amount. The grant date fair value of the annual stock awards granted during 2025 for each non-employee director was $287,268. The grant date fair value of the stock awards granted to Ms. Lurker and Dr. Paya upon their appointment or election to the Board in 2025 was $393,615 and $287,268, respectively. The grant date fair value of the additional stock award granted to Mr. Heffernan was $147,106. The aggregate number of shares underlying stock awards that were outstanding and held by each non-employee director as of December 31, 2025 were as follows: for Dr. Balice-Gordon: 32,303; Mr. Bohlin: 60,006; Dr. Fallon: 9,791; Dr. Freund: 60,006; Mr. Heffernan: 0; Ms. Lurker: 22,517; Ms. Melincoff: 0; Dr. Paya: 19,582; and Mr. Santini: 60,006. The aggregate number of shares underlying stock options that were outstanding and held by each non-employee director as of December 31, 2025 were as follows (all of which were exercisable): Dr. Balice-Gordon: 10,055; Mr. Bohlin: 50,568; Dr. Fallon: 22,015; Dr. Freund: 50,568; Mr. Heffernan: 0; Ms. Lurker: 0; Ms. Melincoff: 0; Dr. Paya: 0; and Mr. Santini: 50,568.
(2)Mr. Heffernan resigned from our Board effective as of the date of our 2025 Annual Meeting of Shareholders in May 2025 and was granted an additional equity award in recognition of his additional commitment to the Company in serving as interim Chief Executive Officer.
(3)Ms. Lurker was appointed to the Board in February 2025.
(4)Ms. Melincoff resigned from our Board effective as of the date of our 2025 Annual Meeting of Shareholders in May 2025.
(5)Dr. Paya was elected to the Board at our 2025 Annual Meeting of Shareholders in May 2025.

Our Environmental, Social and Governance Initiatives
Our commitment to serving as responsible corporate citizens is rooted in our longstanding history of building a leading, diversified biopharmaceutical company committed to helping improve the lives of people living with serious medical conditions. As we strive to make a positive impact on patients and create value for our shareholders, we do so with while maintaining a commitment to “Do Good as We Do Well.” As part of this framework, we have prioritized corporate governance and risk mitigation; employee development and culture; our environmental footprint; and giving back to our communities. Our 2025 corporate scorecard included people and culture-focused objectives that centered on creating and maintaining a positive culture that supports retention.
In February 2026, we published our fourth annual ESG report on our corporate website highlighting our ESG accomplishments to date. The information contained in our ESG report is not a part of, nor is it incorporated by reference into, this proxy statement.

Culture, Employee Engagement and Management of Human Capital Resources
Our impact is driven by our people and our Core Values. We have created a culture that is collaborative, transparent, and respectful. We are driven by our dedication to helping improve the lives of people living with serious medical conditions, strengthening the health and well-being of the communities where we live and work and creating shareholder value. “Doing right” by our patient, caregiver and medical communities is always top of mind.
We believe every employee’s unique experiences and diverse perspectives shape an inclusive working environment that enables us to make a more meaningful difference for the communities we serve. We are proud to be recognized by others. In 2025, we were named a Top Workplace by USA Today, a Best Places to Work honoree by the Boston Business Journal, and ranked 31st in the Boston Globe’s 2025 Top Places to Work list in the large employer category.
Our Core Values are the foundational beliefs that are shared by each member of our team. We are passionate about applying them to all facets of our biopharmaceutical business, corporate social responsibility commitments and relationships with each other, our customers and our communities. Our Core Values are: Uphold Integrity, Embrace Differences, Encourage Expression, and Be Accountable.
We strive to make a positive impact in the communities where we live and work by fostering a culture of philanthropy, service, and mentorship, and by supporting the wellness of our communities and working for equitable access to education and educational resources.
We strongly believe in the value of education and are committed to supporting the next generation of life science leaders. We prioritize charitable giving to, and partnerships with, organizations leading equitable access to STEM education and resources for students and teachers in underrepresented communities across the greater Boston area.
In 2025:
•We awarded two additional full-ride scholarships to Massachusetts-based high school seniors pursuing STEM-related majors at U.S. universities, bringing the total number of sponsored scholars to four.
•We donated more than $730,000 to organizations focused on STEM education and essential services for our communities and continued to engage employees in charitable giving and volunteer initiatives throughout the year.
•Through our ongoing partnership with the Boston Red Sox Foundation and Science from Scientists, we hosted a STEM booth at 10 Fenway Park home games, engaging more than 2,400 children and reaching approximately 9,550 visitors through interactive science programming.
Employee Health and Safety
We believe the success of our business is fundamentally connected to the well-being of our employees; accordingly, we are committed to their health, safety, and wellness. We are proud to provide benefits that help employees invest in and maintain their health and wellness. Full-time employees and their dependents are eligible for benefits from the first day of employment and can customize them to meet their needs.
We provide all employees and their families with access to a variety of innovative, flexible, and convenient health and wellness programs. These programs include benefits that provide protection and security so they can have peace of mind concerning events that may require time away from work or that impact their financial well-being; that support their physical and mental health by providing tools and resources to help them improve or maintain their health status and encourage engagement in healthy behaviors; and that offer choice, where possible, so they can customize their benefits to meet their needs and those of their families.

Valuing Engaged Employees
We strive to create a working environment where employees feel valued, supported and connected to our mission. In 2025, we conducted our annual COLLective employee engagement survey, achieving our highest participation rate in eight years, with 93% of employees sharing their voices. We received an engagement score of 83% favorable, which is 13% above the Pharma benchmark, and overall scores were consistently at or above the Pharma benchmark across all categories. Additionally, 89% of employees reported they would recommend Collegium as a great place to work, 93% reported feeling favorable regarding management and 94% reported their job makes them feel like they are part of something meaningful.

89% of employees reported they would recommend Collegium as a great place to work	93% of employees reported feeling favorable regarding management	94% of employees reported their job makes them feel like they are part of something meaningful

Talent Acquisition and Retention
We have an equitable pay model for all hiring. We determine the compensation offering prior to initiating the recruiting process to mitigate bias or demographics from influencing the offer amount to ensure fair and equitable pay. We are transparent about what we are offering and give candidates the opportunity to decide if it aligns with their needs. All candidates are informed of the initial offer details during the first phone call and are given the option to move forward in the process or withdraw. Collegium uses market data relevant to our company to determine compensation. All candidates are informed of our process to determine their compensation. We also provide employees with a total rewards statement that outlines the value of an employee’s base salary, bonus, equity and benefits in tangible dollars. It also provides employees with benchmark data for their position. We continue to provide employees with an annual total rewards statement as part of our yearly performance process.
We seek to identify, recruit, retain, incentivize, and integrate our existing and new employees. All full-time employees receive cash-based and stock-based compensation awards through the compensation cycle (stock-based compensation includes restricted stock units for the entire organization). The principal purposes of our equity and cash incentive plans are to retain, attract, and reward employees as they strive to increase shareholder value and contribute to the success of our company by motivating them to perform to the best of their abilities and achieve our company objectives. We offer a comprehensive and competitive benefit package to all full-time employees. Innovative benefit offerings include: medical, dental and vision benefits; flexible spending account; life and disability insurance; paid parental and caregiver leave; a 401(k) with a dollar-for-dollar matching contribution on the first 5% contributed by the employee; an employee stock purchase plan; a hybrid workweek that allows most employees to work from home up to two days each week; annual employee charitable donation match to registered 501(c)(3) organizations; tutoring for employees’ children; a company-wide shut down during the last week of the year; complementary access to our onsite gym and a fully stocked snack and drink room available at our headquarters. In addition, through our Collegium Cares Program, employees can award points to colleagues for demonstrating our Core Values and Leadership Behaviors, which can be exchanged for rewards of their choosing.

Employee Training and Development
We encourage everyone on our team to fulfill their potential, explore their interests and bring their authentic best selves to Collegium. Throughout the year, we are intentional about identifying and facilitating ongoing learning and career growth opportunities so our team can uplevel their skills and continuously evolve as professionals.
We believe career development starts with good conversations, careers today are more a lattice than a ladder, breadth and depth of experience are valuable, career development is a shared partnership, and career growth is about consistent performance, capabilities, and business need.
All employees work closely with their managers to create an annual Individual Development Plan with specific objectives and actions. We encourage employees to build transferable and technical skills and to broaden their perspectives.
Strong, transparent leadership is central to Collegium’s success. We encourage employees at all levels to act as leaders, with our unique set of Leadership Behaviors — Head, Heart and Guts— complementing and reinforcing our Core Values within talent programs and employee experiences.
Our comprehensive performance review process ensures our employees are on track with their development throughout the year. Managers also have an opportunity to nominate individuals for our Emerging Leaders Program. This is an annual initiative comprising specialized assessments and training to prepare employees for management and leadership positions throughout the business and reaffirms our commitment to excellence in our industry.
In 2025, we continued our Director Development Program, which included nine cross-functional home office leaders. The Director Development Program is open to Director and Senior Director leaders and is a six-month course designed to grow and develop core leadership skills in alignment with our Leadership Behaviors, while also building networks across the organization. In addition, eight employees participated in our Emerging Leaders Program in 2025, reinforcing our commitment to developing high-potential talent across Collegium.
Embracing Differences
We embrace differences as they make our ideas richer and allow us to better serve patients. We are committed to fostering diversity in all shapes and forms: of experiences, perspectives, and backgrounds, as it allows us to approach the complex issues that face our industry from many different viewpoints.
We are unwavering in our commitment to treat our colleagues fairly, and we are open-minded and inclusive in our engagements with one another, our partners, and customers. We believe that when people feel appreciated and included, they are more creative, innovative, and successful, which in turn improves our business and performance and enhances shareholder value.
We strive to make every individual feel included, inspired and confident they will be seen, heard, and valued. Each of us is expected to be responsible for enabling one another to do our best work while being our authentic selves. Each one of us has an opportunity to appreciate our similarities, respect our differences and leverage our diversity to enable creativity, innovation, and excellence.

Environmental Impact
As responsible corporate citizens, it is important that we do our part to protect our planet. We evaluate our effect on the environment and seek opportunities to reduce the impact of our business operations.
In 2025, we continued advancing our environmental stewardship initiatives by expanding and strengthening programs designed to reduce greenhouse gas emissions and waste at our headquarters. We maintained our organic waste disposal program in partnership with a leading provider of organic waste solutions, diverting food and beverage waste from landfills to reduce emissions. We also continued reimbursement for residential composting services for employees, providing up to $240 per year to support sustainable practices at home.
We continue our efforts to minimize our environmental impact through several initiatives, such as packaging our products in recyclable materials, repurposing unneeded information technology equipment through donations to STEM education non-profits, thereby reducing the impact of electronic waste, hosting environmental waste events, implementing in-office processes to minimize the use of consumables such as paper and plastic cups by offering reusable utensils and mugs and gradually transitioning to compostable alternatives, operating under a hybrid working model where employees are in the office part-time, thereby reducing car emissions associated with employee commuting, implementing clean-in-place manufacturing systems, enabling wastewater to be recycled and thereby reducing freshwater consumption and implementing optimized manufacturing processes that reduce processing time, resulting in decreased energy consumption.
We are working to achieve environmental and financial sustainability by transitioning to hybrid vehicles for our sales fleet. Our initiative to reduce standard internal combustion engine vehicles from our fleet began in 2021. We explored options to reduce the impact of our sales fleet and as such, integrating hybrid vehicles into our fleet became a strategic priority. We began offering hybrid vehicles as an option in our fleet program in 2022. As of 2025, less than 1% of Collegium’s fleet vehicles are internal combustion engine (ICE) vehicles. As a result, the average miles per gallon achieved by our fleet vehicles increased by 4.1% compared to 2024.
We are committed to enhancing our manufacturing efficiency and to continuous improvement of our environmental performance. Our primary focus is on recycling product packaging materials and integrating sustainability initiatives into our vendor supply chains. We review and update our commercial product vendor performance management and other operational policies annually. This enables us to minimize resource use and waste generation, optimize the use of raw materials and undertake continuous improvement in environmental performance.
We recognize the critical role data play in our ability to identify and implement environmental initiatives. In 2023, we began partnering with a third-party climate and sustainability expert to perform our inaugural greenhouse gas emissions assessment to measure the environmental footprint of our operations and product supply chain. In 2025, we performed our third annual greenhouse gas (GHG) assessment, further improving the accuracy of our emissions inventories while following best practice carbon accounting principles and using the latest emissions factors.

EXECUTIVE OFFICERS
The following are biographical summaries of our executive officers and their ages as of the date of this proxy statement, except for Mr. Karnani, whose biography is included under the heading “Proposal 1: Election of Directors” set forth above:

VIKRAM KARNANI President and Chief Executive Officer	•See “Proposal 1: Election of Directors” above for information regarding Mr. Karnani.

Age: 51

Joined Collegium: 2024
COLLEEN TUPPER Executive Vice President and Chief Financial Officer
•Ms. Tupper joined us in May 2021 as Executive Vice President and Chief Financial Officer.
•Prior to joining us, Ms. Tupper most recently served as Chief Financial Officer, U.S. Business Unit as well as a member of the U.S. Business Unit Executive Leadership Team and the Global Finance Leadership Team at Takeda from January 2019 to April 2021. Prior to that role, Ms. Tupper held several roles of increasing responsibility at Shire Pharmaceuticals (acquired by Takeda in 2019) including Vice President, U.S. Commercial Finance; Vice President, Finance Integration Lead; and Vice President, Head of Finance Global Neuroscience and Ophthalmics. Earlier in her career, Ms. Tupper served in various finance and accounting roles at both Shire Pharmaceuticals and Antigenics (now Agenus).
•Ms. Tupper received a B.S. in Accounting from Franklin Pierce University.

Age: 50

Joined Collegium: 2021

SCOTT DREYER Executive Vice President and Chief Commercial Officer
•Mr. Dreyer was appointed as our Executive Vice President and Chief Commercial Officer in July 2018.
•Mr. Dreyer joined us in January 2018 as Senior Vice President of Sales, Marketing, Commercial Capabilities and Training. He has over 25 years of commercial experience across sales, marketing, commercial operations and strategic planning, all within the biopharma industry. Most recently, Mr. Dreyer was Senior Vice President, Marketing and Commercial Operations for The Medicines Company. Prior to joining The Medicines Company, he was Vice President and Chief Marketing Officer - US at Biogen. Prior to Biogen, Mr. Dreyer held various commercial leadership positions of increasing responsibility at Merck & Co., including Vice President - U.S. Hospital and Oncology Sales and Commercial Operations; Vice President - U.S. Primary Care Sales; Executive Director U.S. Regional Marketing Leader – Neuroscience; Executive Director Customer Marketing and Solutions; Sr. Director of Strategic Planning; and Director of Cardiovascular Marketing.
•Mr. Dreyer received his B.S. in Biology from Messiah College.

Age: 54

Joined Collegium: 2018
THOMAS SMITH, M.D. Executive Vice President and Chief Medical Officer
•Dr. Smith has served as our Executive Vice President and Chief Medical Officer since March 2022 following the acquisition of BioDelivery Sciences International, Inc.
•Dr. Smith has more than twenty five years of experience in a variety of leadership roles at various major pharmaceutical companies, including serving as the Chief Medical Officer for BDSI from July 2018 until March 2022, Charleston Laboratories from January 2017 to July 2018, Ameritox and Mallinckrodt Pharmaceuticals. Prior to these roles, Dr. Smith served in scientific, medical and clinical leadership roles at Abbott Laboratories, Teva Pharmaceuticals and Kendle International. He is a member of several medical and scientific societies, including the American Medical Association and the American Academy of Family Physicians.
•Dr. Smith earned his M.D. from the Indiana University School of Medicine and a B.S. from Purdue University.

Age: 65

Joined Collegium: 2022

DAVID DIETER Executive Vice President, General Counsel and Corporate Secretary
•Mr. Dieter has served as our Executive Vice President, General Counsel and Corporate Secretary since March 2025.
•Mr. Dieter previously served as an independent legal advisor from October 2024 until February 2025 within the biopharma industry. Prior to this, Mr. Dieter served as Vice President, Legal at Horizon Therapeutics USA, Inc. (“Horizon USA”) (which was acquired by Amgen in October 2023) where he managed internal and external legal counsel and served as an advisor to leadership across business functions on corporate and commercial matters, as well as international expansion, from October 2021 until February 2024, after which time he was not employed until October 2024. Mr. Dieter was previously Associate General Counsel at Horizon USA, where he also assisted with Horizon USA’s business development transactions, from January 2017 until October 2021. Before Horizon USA, David held several leadership roles at Takeda, including Vice President, Government Affairs and Associate General Counsel for Commercial Law. Earlier in his career, Mr. Dieter was a Partner at Freeborn & Peters, a mid-sized, full-service law firm which has since merged with Smith Gambrell Russell, and an Associate at Perkins Coie, a global law firm.
•Mr. Dieter received a B.A. in Economics from the University of Tennessee, Knoxville and a J.D. from the University of Illinois College of Law, Champaign.

Age: 62

Joined Collegium: 2025

2. EXECUTIVE COMPENSATION PROPOSAL
Advisory Vote to Approve Named Executive Officer Compensation
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, we are conducting a shareholder advisory vote on the compensation paid to our named executive officers. This proposal, commonly known as “say-on-pay,” gives our shareholders the opportunity to express their views on our named executive officers’ compensation. The vote is advisory, and, therefore, it is not binding on the Board, the compensation committee, or the Company. Nevertheless, the compensation committee will take into account the outcome of the vote when considering future executive compensation decisions. At the 2025 Annual Meeting of Shareholders, the shareholders indicated their preference that we solicit a “say-on-pay” vote annually. The Board has adopted a policy that is consistent with that preference.
As described in detail in the “Compensation Discussion and Analysis” section of this proxy statement, our executive compensation program is designed to attract, motivate and retain our named executive officers who are critical to our success. Our Board believes that our executive compensation program is well tailored to retain and motivate key executives while recognizing the need to align our executive compensation program with the interests of our shareholders and our “pay-for-performance” philosophy. We encourage our shareholders to read the “Compensation Discussion and Analysis” section as well as the “Summary Compensation Table” table below and other related compensation tables and narrative disclosures, which describe our executive compensation philosophy, programs, and practices and the 2025 compensation of our named executive officers.
We are asking our shareholders to indicate their support for the compensation of our named executive officers as described herein. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our executive compensation philosophy, programs, and practices as described in this proxy statement.

Vote Required
Advisory approval of the compensation of our named executive officers requires the affirmative vote of a majority of the votes cast on this proposal. The votes cast “FOR” this proposal must exceed the votes cast “AGAINST” this proposal for the proposal to be approved. Abstentions and broker non-votes will not be counted as votes cast either “FOR” or “AGAINST” this proposal and, thus, will have no impact on the outcome of the vote.

The Board of Directors recommends voting FOR the approval of, on an advisory basis, the compensation of our named executive officers.
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) describes our compensation strategy, philosophy, policies and practices underlying our executive compensation programs for 2025. It also provides information regarding the manner and context in which compensation was earned by and awarded to our 2025 named executive officers listed below, whom we refer to collectively as “named executive officers” or “NEOs.”
•Vikram Karnani, our President and Chief Executive Officer;
•Colleen Tupper, our Executive Vice President and Chief Financial Officer;
•David Dieter, our Executive Vice President and General Counsel;
•Scott Dreyer, our Executive Vice President and Chief Commercial Officer;
•Thomas Smith, M.D., our Executive Vice President and Chief Medical Officer; and
•Shirley Kuhlmann, our former Executive Vice President, Chief Administrative Officer, General Counsel & Secretary.

Executive Summary
2025 Performance Highlights
2025 was a highly productive year for Collegium Pharmaceutical. Key highlights include:
Delivered Strong Financial Performance
✓Product revenues, net for the year ended December 31, 2025 (FY 2025) were $780.6 million, up 24% year-over-year from 2024
Generated Momentum in our Product Portfolio
✓Drove significant growth for Jornay PM® in our first full year of ownership, generating $148.9 million in net revenue, up 48% year-over-year, and growing prescriptions 20% year-over-year, reinforcing our presence in neuropsychiatry (ADHD)
✓Grew full-year pain portfolio net revenues 6% year-over-year, including Belbuca® (+5%), Xtampza® ER (+4%), and the Nucynta® Franchise (+11%)
Strategically Deployed Capital
✓Closed a $980 million syndicated credit facility, repaid approximately $581 million of prior term loan debt, improved interest rate and debt terms, and enhanced flexibility to support future business development
✓Returned $25.0 million in capital to shareholders in 2025 under our share repurchase program

2025 Compensation
In 2025, we continued to work to align our executive compensation programs with shareholder interests as compensation earned under these programs was substantially linked to the achievement of our corporate performance goals. In the judgment of the compensation committee, and our Board, the financial and operational performance of the company created substantial value for shareholders. Accordingly, and consistent with our pay-for-performance philosophy, the payouts under these programs for 2025 were substantially at or above target payout levels, given over-achievement against established performance targets.
Overview of Our Executive Compensation Program
We designed our executive compensation program to incentivize creation of long-term value for our shareholders through the achievement of strategic business objectives, while effectively managing the risks and challenges inherent to a growing biopharmaceutical company. Specifically, our executive compensation program is designed to promote the achievement of key strategic objectives by linking executives’ short- and long-term cash and equity incentives to the achievement of measurable performance goals. Our corporate goals for 2025 were primarily focused on executing on strategic business development, maximizing Jornay PM®'s long-term value and building organizational strength and commercial execution across our portfolio.
Our executive compensation programs are designed to be competitive with our peer group to enable us to attract, motivate, reward, and retain outstanding talent. Our compensation programs are based on the following key principles:
•Link a significant portion of executive pay with performance and the achievement of our annual and long-term strategic goals;
•Align our executives’ interests with those of our shareholders through equity compensation;
•Ensure our overall compensation is competitive in the industry and market in which we compete for executive talent; and
•Recognize corporate performance, individual contributions, and teamwork.
Say-on-Pay Advisory Vote
In 2025, the annual say-on-pay vote reflected support of our executive compensation program, with approximately 91% of votes cast supporting such program. We look forward to continuing to receive feedback from our shareholders through the annual say-on-pay advisory vote and to incorporating the feedback we receive as we evolve our executive compensation program.

Roles and Responsibilities of Participants in our Executive Compensation Process
Role of the Compensation Committee
Our compensation committee, which consists of three independent directors, has primary responsibility for overseeing and administering a compensation program for our named executive officers. In making executive compensation decisions, our compensation committee considers a variety of factors and data, most importantly our corporate performance and individual executives’ performance, and takes into account the totality of compensation that may be paid and compensation trends amongst our peer group. Our compensation committee retains the right to hire outside advisors as needed to assist it in reviewing and revising our executive compensation programs.
The responsibilities of the compensation committee are set forth in detail in the “Corporate Governance” section in this proxy statement and in the compensation committee charter, which can be found on our website at www.collegiumpharma.com under the caption “Investors-Corporate Governance-Committee Charters.” In particular, the compensation committee annually reviews the base salaries, cash incentives and equity compensation of our named executive officers and periodically reviews other elements of our compensation program.
Role of the Independent Compensation Consultant
Our compensation committee believes that independent advice is critical in developing the Company’s executive compensation programs. The compensation committee was advised by Alpine Rewards, LLC (“Alpine Rewards”), an independent compensation consultant, during the year ended December 31, 2025. Alpine Rewards provides guidance to the compensation committee on trends in executive and non-employee director compensation, the development of specific executive compensation programs and the composition of the Company’s compensation peer group. Alpine Rewards also engages in other matters as needed and as directed solely by our compensation committee.
The Company pays the cost for Alpine Rewards’ services. However, the compensation committee retains the sole authority to direct, terminate or engage Alpine Rewards’ services. Alpine Rewards provided other advisory services to us in 2025, but the fees for those services did not exceed $120,000 during the fiscal year ended December 31, 2025. Alpine Rewards reports directly to the compensation committee. Our compensation committee assesses its compensation consultants’ independence annually and, in accordance with applicable SEC and Nasdaq rules, confirmed that Alpine Rewards’ work or relationships did not raise any conflicts of interest, and that Alpine Rewards remains independent under applicable rules.
Role of the Chief Executive Officer
Each year our Chief Executive Officer provides an assessment of the performance of each executive officer, other than himself, during the prior year and makes recommendations to our compensation committee about the compensation of each executive. Our Chief Executive Officer’s recommendations are based on numerous factors including:
•Company, team, and individual performance;
•Leadership competencies;
•External market competitiveness; and
•Internal pay comparisons.
Our compensation committee reviews and considers the Chief Executive Officer’s recommendations together with all the other information presented, including the input and recommendations of its compensation consultant, in determining the elements of compensation and target compensation levels for each named executive officer. Our compensation committee makes a recommendation to the Board with respect to Chief Executive Officer compensation, which is ultimately approved by the Board.

Executive Compensation Philosophy and Strategy
Our executive compensation programs are designed to reward the achievement of our short- and long-term strategic objectives and to drive the creation of long-term shareholder value by successfully executing our business strategy. We aim to achieve this by designing programs that are:
•Mission and Performance Focused. Our executive compensation programs provide our executives with incentives to achieve the near- and long-term objectives of our business. All our executive incentive compensation programs are tied directly, and meaningfully, to our Company’s performance.
•Competitive Within Our Industry. We strive to ensure the total value of our compensation package is fully competitive within our industry and is consistent with our performance. We benchmark our executive compensation programs against a peer group of biopharmaceutical companies that are of similar size and complexity, and that are representative of the companies with which we compete for talent.
•Balanced for Short-Term and Long-Term Performance. We structure our executive compensation programs to emphasize the importance of achieving short-term goals while building and sustaining a foundation for long-term success. Striking the right balance between short-term and long-term incentives is a critical component of our risk management strategy, for which our Board has oversight responsibility.
•Shareholder Aligned. Every Collegium employee has a vested interest in our Company’s long-term success through participation in our equity compensation programs. To reinforce this alignment with our shareholders, we strongly encourage stock ownership through our equity-based compensation programs as well as through formal stock ownership guidelines for the executive officers and non-executive directors. For our named executive officers, who set and lead the future strategic direction of our Company, we ensure that a significant portion of their total compensation is delivered in the form of equity to maintain alignment between their interests and those of our shareholders. To further reinforce our shareholder alignment philosophy, our performance share unit program uses annual and three-year relative total shareholder return as its performance measure.
Components of our Executive Compensation Program
Base Salary, Annual Cash Incentive, and Long-Term Equity Incentive
We strive to recognize the efforts involved in managing our business by compensating our named executive officers for the demands and risks associated with our business through three core elements that are designed to reward performance in a simple and straightforward manner:
•Base Salary;
•Annual Cash Incentives; and
•Long-Term Equity Incentives.
Each component of our executive compensation program has different purposes and key characteristics; when combined, we believe that the components of our executive compensation program align with our executive compensation philosophy and objectives described above to enable us to attract, motivate and retain a strong and capable leadership team.

Base Salary	Annual Cash Incentives	Long-Term Equity Incentives
•Provides fixed level of compensation for performing essential daily elements of role
•Reviewed annually and adjusted, as appropriate, to reflect performance, skills and experience, level of responsibility, scope of complexity of role, and competitive market dynamics

•Designed to reward performance against corporate objectives that are aligned with creation of shareholder value through operational execution within the fiscal year
•Set as a percentage of base salary
•Earned and paid annually in cash

•Motivates executive officers to achieve our corporate objectives by linking compensation to creation of long-term shareholder value
•Comprised of restricted stock units and performance share units
•Restricted stock units generally vest in installments over 3 to 4 years and performance share units vest, if earned, annually and over the 1-year and 3-year performance period

The long-term equity incentive component of our executive compensation program is comprised of restricted stock units (“RSUs”) and performance share units (“PSUs”).
Historically, our chief executive officer’s long term incentive compensation was split 50% in RSUs and 50% in PSUs and our other NEOs received 70% RSUs and 30% PSUs. Mr. Karnani did not receive equity awards in 2025 as he had joined the Company and received his initial equity award in late 2024. Mr. Karnani’s initial equity award in November 2024 reflected a mix of 25% stock options, 37.5% RSUs and 37.5% PSUs. The compensation committee determined that an initial grant mix containing stock options for Mr. Karnani aligns his interests with those of our shareholders by rewarding him for appreciation in our stock price in excess of the exercise price of his stock option. The stock option vests over a four-year period following the grant date, subject to continued employment with the Company. We believe that this vesting schedule is consistent with our focus on long-term, sustainable growth and plays an important retention role. All other NEOs received a mix of 70% RSUs and 30% PSUs in 2025. For 2026, the Compensation Committee determined to increase the performance orientation for all executives and changed the mix of equity awards for all NEOs to 50% for the RSU component and 50% for the PSU component.
The RSU component of the long-term equity program incentivizes our named executive officers to contribute to value creation, with the advantage that RSUs retain value in the face of stock price volatility common to growing pharmaceutical companies, yet continue to have direct shareholder alignment. The RSUs have a service-based vesting period that reinforces our focus on long-term, sustainable growth and serves as a key retention tool. The RSUs generally vest over three years, as approved by the compensation committee, to align with broader market practices and business alignment.
The PSU component of the long-term equity program also incentivizes our named executive officers to contribute to value creation and rewards superior stock price performance aligned with our pay for performance philosophy. PSUs are generally earned based on the relative ranking of our total shareholder return (“TSR”) over one and a three-year performance periods, measured against the TSR of the S&P Pharmaceutical Select Industry Index over the same relative periods.
2025 Compensation Mix at Target
Our compensation mix is structured to ensure that a significant portion of the total compensation opportunity for our named executive officers is directly related to our performance and other factors that influence shareholder value. Fixed compensation includes base salary and variable compensation includes annual cash incentives and long-term equity incentives (equity valued based on the grant date fair value in accordance with FASB ASC 718).

For 2025, Mr. Karnani’s compensation was 51% fixed and 49% variable. Note that because Mr. Karnani was not granted equity awards in 2025 (given his late 2024 joining award), his percentage of variable compensation is lower than we expect it will be in other years. Had Mr. Karnani's 2024 equity awards been granted in 2025, his compensation mix would have been 9% fixed and 91% variable. For all other NEOs, compensation was 14% fixed and 86% variable. We also believe our executive compensation should be structured to appropriately balance cash compensation with equity-based compensation. The mix of cash-based versus equity-based compensation for our non-CEO named executive officers in 2025 was 23% cash-based and 77% equity-based. Cash-based compensation includes base salary and annual cash incentives, and equity-based compensation includes long-term equity incentives (equity valued based on the grant date fair value in accordance with FASB ASC 718). Mr. Karnani did not receive equity awards in 2025 as he had joined the Company and received his initial equity award in late 2024.
Peer Group Determination
Market practices are one of the considerations taken into account by our compensation committee when determining executive compensation levels and compensation program design. In evaluating market practices, we do not target a specific market percentile, nor do we seek to duplicate any particular market practice. Rather, we review external market practices as a reference point to assist us in developing programs designed to attract, motivate, and retain a strong executive team.
Our compensation committee uses a peer group to provide context for its executive compensation decision-making. Each year, the compensation committee’s independent compensation consultant reviews the external market landscape and evaluates the composition of our peer group for appropriateness. Our compensation committee reviews the information provided from internal sources as well as the information provided by our independent compensation consultant to select our peer group based on comparable biopharmaceutical companies that approximate:
•our scope of business, including revenues, scope of commercial operations, research and development spend and market capitalization;
•our employee base; and
•the pool of talent for which we compete.
When determining the 2025 peer group, our compensation committee considered biopharmaceutical companies headquartered in the United States (or focused on United States operations) that are of similar size to the Company in terms of market capitalization, revenues and commercial expansion, and number of employees. At the time our 2025 peer group was selected in September 2024, our market capitalization was at approximately the 38th percentile of the peer group and our revenue was at approximately the 72nd percentile of the peer group.
For each of the companies in our peer group, where available, we analyze such company’s Compensation Discussion and Analysis, Summary Compensation Table and other data publicly filed during the prior and current year to identify the executives at such companies whose positions are comparable to those held by our executive officers. We then compile and analyze the data for each comparable position. We also supplement the data for our peer group with published compensation surveys where appropriate.
The peer group for determining our 2025 compensation decisions consisted of the following companies:

ACADIA Pharmaceuticals, Inc.	Corcept Therapeutics, Inc.	Novavax, Inc.
Amicus Therapeutics, Inc.	Dynavax Technologies Corporation	Pacira BioSciences, Inc.
Amphastar Pharmaceuticals, Inc.	Halozyme Therapeutics, Inc.	PTC Therapeutics, Inc.
ANI Pharmaceuticals, Inc.	Harmony Biosciences Holdings, Inc.	Supernus Pharmaceuticals, Inc.
BioCryst Pharmaceuticals, Inc.	Innoviva, Inc.	Ultragenyx Pharmaceutical Inc.
Catalyst Pharmaceuticals, Inc.	Ironwood Pharmaceuticals, Inc.	Veracyte, Inc.

For 2025, the compensation committee removed Amarin Corporation PLC, Anika Therapeutics, Inc., Eagle Pharmaceuticals, Inc., Intercept Pharmaceuticals, Inc., Travere Therapeutics, Inc. and Vanda Pharmaceuticals Inc. as they no longer fit with the peer criteria or were acquired and added Amicus Therapeutics, Inc., Halozyme Therapeutics, Inc., Novavax, Inc., PTC Therapeutics, Inc., Ultragenyx Pharmaceuticals Inc. and Veracyte, Inc. due to overall fit relative to the peer criteria.
Process for Determining Executive Compensation
Our Practices
Our compensation committee reviews and approves, annually, the pay levels of each element of total compensation for our named executive officers, other than our Chief Executive Officer, and with respect to our Chief Executive Officer, our compensation committee annually reviews and recommends to the Board the pay levels for each element of total compensation.
Compensation decisions are based primarily on the following:
•Annual Performance Reviews. Our Chief Executive Officer conducts and presents an assessment of our corporate performance and the performance reviews of the other named executive officers to the compensation committee after the end of each fiscal year. In reviewing and determining the compensation of each named executive officer, the compensation committee also considers individual factors, such as potential for future contributions to our growth, industry experience and retention concerns.
•Peer and Industry Data. Our compensation committee considers peer and industry data provided by its independent compensation consultant, currently Alpine Rewards, as a reference in setting base salaries and target cash compensation, determining appropriate levels and mix of equity compensation and determining the type and portion of compensation tied to performance goals.
•Chief Executive Officer Recommendations. The compensation committee seeks input from our Chief Executive Officer for setting the salary and target cash compensation levels for the other named executive officers, and for purposes of setting annual performance metrics and target incentive amounts for awards granted to the other named executive officers.
To achieve the objectives described above, our compensation committee evaluates our compensation program with the goal of setting compensation at levels that are based on each executive’s level of experience, performance, and responsibility and that are competitive with those of other companies in our industry that we compete with for executive talent. The compensation committee seeks to ensure that our executive compensation program contains an appropriate amount of compensation for each of our executive officers that is “at risk” and subject to the achievement of critical business objectives.
Process for Establishing 2025 Compensation
Process for Determining Components of Executive Compensation
Our compensation committee reviewed market practices and compensation information from our 2025 peer group when designing the components of our 2025 executive compensation program. In particular, our compensation committee evaluated how our named executive officers’ compensation elements compare to the 25th, 50th and 75th percentiles of our peer companies’ comparably situated executives. Our compensation committee reviewed this information as reference points in its overall decision making and as indicative of the types and level of compensation necessary to attract, motivate and retain our executive officers. Our compensation committee set the actual amount of each element of compensation and the total compensation opportunity of each named executive officer based in part on its review of peer group data and in part on the other factors discussed above and below.

Base Salary Determinations
In determining the base salaries of our named executive officers, our compensation committee reviewed the base salaries of comparable executive officers in our 2025 peer group and relevant compensation surveys and considered our named executive officers’ compensation mix, capabilities, performance, and future expected contributions. Based on this review, the 2025 base salaries for our named executive officers positioned them, on average, around the market median compared to persons with comparable jobs within our 2025 peer group. Changes in the 2025 base salaries for our named executive officers as compared to 2024 are discussed under the caption entitled “2025 Executive Compensation of Our Named Executive Officers.”
Annual Cash Incentive Determinations
Our executive compensation programs place a heavy emphasis on performance-based compensation, and a critical component of that is our annual cash incentive program, in which all our employees, including our named executive officers, are eligible to participate. Awards made under our annual cash incentive program are directly tied to the achievement of our corporate performance goals, which are aligned with the Company’s short- and long-term strategic plans, as well as individual performance goals.
In setting our corporate performance goals for the annual cash incentive plans, we strive to identify a range of metrics that address both the near-term performance of our business, and the actions needed to create and sustain a solid foundation for long-term growth. We believe that our 2025 corporate performance goals align directly with the creation of near- and long-term value for our shareholders. We strive to establish challenging targets within each metric that motivate our named executive officers to achieve and exceed our corporate performance goals, while carefully considering that goals should not encourage inappropriate risk-taking.
Our compensation committee is responsible for reviewing and approving our annual corporate goals, targets, and levels of payout (e.g., threshold, target, and maximum) for our executive compensation programs and for reviewing and determining actual performance results at the end of the applicable performance period, as well as individual performance multipliers for each named executive officer (except for our Chief Executive Officer, whose compensation is reviewed and recommended for approval by the Board). Our compensation committee reviews the annual cash incentive opportunities for our named executive officers each year to ensure such opportunities are competitive. The 2025 annual cash incentives for our named executive officers are discussed under the caption entitled “2025 Executive Compensation of Our Named Executive Officers.”
Long-Term Equity Incentive Determinations
Long-term equity incentive awards granted to our named executive officers annually are designed to incentivize our executives to contribute to our Company’s long-term growth and success.
The size of each named executive officer’s long-term equity incentive award is based on the executive’s individual performance, potential future contributions, and market competitiveness, as well as other factors. In determining long-term equity incentive awards, our compensation committee reviews the long-term equity incentive grant practices of our peer group as well as broader survey data for similarly sized companies in our industry. Annual long-term equity incentive grant values for our named executive officers serving at the beginning of 2025 fall within the market range of Compensation Committee approved peers and reflect performance and contributions of each executive as reviewed by our Chief Executive Officer and/or Compensation Committee.
Long-term equity incentive grants are made following the completion of the internal performance reviews of our executive officers as well as our external market review of equity practices of our peer group, including the data from an established industry survey. The 2025 long-term equity incentive grants issued to our named executive officers are discussed under the caption entitled “2025 Executive Compensation of Our Named Executive Officers.”

2025 Executive Compensation of Our Named Executive Officers
Base Salary
In February 2025, our compensation committee reviewed the base salaries of our named executive officers and determined to increase those base salaries, after taking into account individual performance; the expansion of responsibilities and scope of duties; and the competitive market for talent, as well as data provided by our independent compensation consultant, Alpine Rewards, regarding the annual base salaries of similarly situated executives of companies in an established industry survey and our 2025 peer group. The table below sets forth the 2025 base salaries for our named executive officers and percentage increases compared to their 2024 base salaries.

Named Executive Officer	2025 Year Base Salary ($)	Increase over 2024-Year Base Salary (%)
Vikram Karnani	875,000	0%(1)
Colleen Tupper	564,700	9.0%
David Dieter	500,000	N/A(2)
Scott Dreyer	527,200	6.9%
Thomas Smith, M.D.	495,200	4.0%
Shirley Kuhlmann(3)	566,300	7.1%
(1)Mr. Karnani joined the Company on November 12, 2024; therefore, he did not receive a 2025 increase.
(2)Mr. Dieter joined the Company on March 17, 2025.
(3)Ms. Kuhlmann served as Executive Vice President, Chief Administrative Officer, General Counsel & Secretary until March 7, 2025. For more information regarding Ms. Kuhlmann’s compensation in 2025, see “Executive Compensation Tables - Summary Compensation Table” and “Employment Agreements - Kuhlmann Separation and Release Agreement.”
2025 Target Annual Cash Incentives, Performance Goals, and Awards Earned
Each named executive officer has a target annual cash incentive amount, which is expressed as a percentage of his or her salary. This target is set forth in each named executive officer’s employment agreement and evaluated by our compensation committee annually based upon a review of the peer and industry data provided by the compensation consultant. In 2025, our compensation committee determined annual cash incentive targets for our named executive officers as shown below, which represented no change from the annual cash incentive targets for 2024. Our compensation committee provides annual cash incentives in order to align our named executive officers’ compensation with Company performance and the creation of shareholder value by providing a significant percentage of performance-based compensation relative to total compensation.

Named Executive Officer	2024 Annual Cash Incentive Target (% of Base Salary)	2025 Annual Cash Incentive Target (% of Base Salary)
Vikram Karnani	75%	75%
Colleen Tupper	50%	50%
David Dieter	N/A(1)	50%
Scott Dreyer	50%	50%
Thomas Smith, M.D.	50%	50%
Shirley Kuhlmann(2)	50%	50%

(1)Mr. Dieter joined the Company on March 17, 2025.
(2)Ms. Kuhlmann served as Executive Vice President, Chief Administrative Officer, General Counsel & Secretary until March 7, 2025. For more information regarding Ms. Kuhlmann’s compensation in 2025, see “Executive Compensation Tables - Summary Compensation Table” and “Employment Agreements - Kuhlmann Separation and Release Agreement.”
For purposes of determining 2025 annual cash incentives, the compensation committee reviews performance versus our key annual performance objectives. The following represents a summary of our corporate performance categories and goals, achievements with respect to each category, respective relative weightings assigned to each category, and actual ratings determined based on performance during 2025.

	Corporate Category	2025 Goal	2025 Performance	Relative Weighting	2025 Achievement Rating
FINANCIAL GOALS	Total Net Revenue	Net Revenue of $760.8M	Net Revenue of $780.6M	22.5%	28.3%
	Jornay PM® Revenue	Jornay PM® Revenue of $140.4M	Net Revenue of $148.9M	17.5%	22.8%
	Non-GAAP Adjusted EBITDA(1)	Non-GAAP Adjusted EBITDA of $446.8M	Non-GAAP Adjusted EBITDA of $460.5M	20.0%	26.1%
OPERATIONAL GOALS	Business Development	Develop post-Ironshore BD strategy	Completed development of Post-Ironshore BD strategy	15.0%	15.0%
	Maximize Jornay PM®'s Long-Term Value	Complete at least 3 of 6 objectives related to receiving a Pediatric Written Response, developing and implementing an IP extension strategy, reducing manufacturing cycle time, developing and implementing RWE strategy, developing an international expansion strategy and restructuring the Jornay PM® royalty	Completed 3 stated objectives, reduced manufacturing cycle time, developed and implemented RWE strategy, and developed an international expansion strategy.	15.0%	15.0%
	People & Culture	Complete at least 2 of 4 objectives related to achieving strong engagement scores, completing external compliance assessment, achieving external culture recognition, developing and implementing long-term people strategy	Completed all 4 objectives	10.0%	20.0%
	Total:				127.3%
(1)Adjusted EBITDA represents GAAP net income (loss) adjusted to exclude interest expense, interest income, the benefit from or provision for income taxes, depreciation, amortization, stock-based compensation, and other adjustments to reflect changes that occur in our business but do not represent ongoing operations.

Our compensation committee evaluated our performance against our 2025 corporate goals in early 2026, established a percentage rating for each goal based on the extent to which the goal was achieved and then determined an overall corporate rating based on the cumulative weightings of the ratings for all the goals. The compensation committee reviewed its assessment of the Company’s achievement of 2025 corporate goals with our Board. The overall percentage rating as indicated above was 127.3%.
Actual annual cash incentive payouts represent the product of the target annual incentive (as a percentage of base salary), the corporate performance multiplier (equal to the achievement of the corporate performance goals), and, other than with respect to the CEO, the individual performance multiplier (as determined by the compensation committee, upon recommendation of the Chief Executive Officer for other named executive officers). The individual performance multiplier is based on achievement of individual performance goals which are aligned to, and in support of, our corporate performance goals. This approach is intended to closely align cash incentive payouts with the achievement of our corporate goals, while considering individual performance.
The actual cash incentive payouts to our named executive officers for annual performance in 2025 as described above, are set forth in the following table:

Named Executive Officer	Base Salary ($)	Annual Cash Incentive Target (% of Base Salary)	Corporate Performance Multiplier	Individual Performance Multiplier	Actual Annual Cash Incentive Payout ($)
Vikram Karnani	875,000	75%	127.3%	100%	835,406
Colleen Tupper	564,700	50%	127.3%	125%	449,289
David Dieter(1)	395,890	50%	127.3%	110%	277,183
Scott Dreyer	527,200	50%	127.3%	100%	335,563
Thomas Smith, M.D.	495,200	50%	127.3%	100%	315,195
Shirley Kuhlmann(2)	566,300	0%	0.0%	0%	—
(1)Mr. Dieter was entitled to a prorated annual cash incentive payment. Mr. Dieter was employed 289 days in 2025 and his prorated annual cash incentive target was 79%.
(2)Ms. Kuhlmann served as Executive Vice President, Chief Administrative Officer, General Counsel & Secretary until March 7, 2025 and did not receive an annual cash incentive payment in February 2026. For more information regarding Ms. Kuhlmann’s compensation in 2025, see “Executive Compensation Tables - Summary Compensation Table” and “Employment Agreements - Kuhlmann Separation and Release Agreement.”
Long-Term Equity Incentives
As part of the annual compensation review process, after reviewing the achievement of 2024 corporate goals for the prior fiscal year, as well as individual performance goals for our named executive officers, our compensation committee granted long-term equity awards in early 2025 to each of our named executive officers (other than our Chief Executive Officer), who received long-term equity awards in late 2024 upon joining the Company).

The 2025 long-term equity incentive awards for each named executive officer were comprised of a combination of RSUs and PSUs. Our compensation committee sought to reward the executive team’s performance in 2025, incentivize continued performance and align equity compensation with peer practices. To do so, the compensation committee, in consultation with Alpine Rewards, first determined the value of each named executive officer’s long-term equity incentive award by reference to these factors, and then allocated the total value of such award between two equity instruments, RSUs and PSUs, to derive the number of RSUs and number of PSUs comprising each award. The compensation committee determined that the total value of each award should be allocated 70% RSUs and 30% PSUs for each named executive officers. The actual 2025 long-term equity incentive awards granted to our named executive officers in 2025 were as set forth below.

	RSUs	PSUs (at Target)	Total Equity Units
Named Executive Officer	(#)	(#)	(#)
Vikram Karnani(1)	—	—	—
Colleen Tupper	51,768	22,186	73,954
David Dieter	68,449	29,335	97,784
Scott Dreyer	45,016	19,293	64,309
Thomas Smith, M.D.	33,762	14,469	48,231
Shirley Kuhlmann(2)	40,965	17,556	58,521
(1)Mr. Karnani received a joining equity grant in November 2024 and did not receive an annual equity grant in 2025.
(2)Ms. Kuhlmann served as Executive Vice President, Chief Administrative Officer, General Counsel & Secretary until March 7, 2025. For more information regarding Ms. Kuhlmann’s compensation in 2025, see “Executive Compensation Tables - Summary Compensation Table” and “Employment Agreements - Kuhlmann Separation and Release Agreement.”
The 2025 PSU awards have performance criteria related to the relative ranking of the total shareholder return (“TSR”) of the Company’s common stock in 2025, 2026, 2027 and the cumulative three-year performance period (2025-2027) return relative to the TSR of peer companies within the S&P Pharmaceutical Select Industry Index, where each annual segment is weighted 20% and the cumulative three-year performance is weighted 40%. TSR is measured based on the 30-day average stock price on the first day of each period compared to the 30-day average stock price on the last day of each period. The PSUs subject to the annual performance criteria vest annually, subject to the satisfaction of the performance criteria and the executive’s continued employment through the vesting date. The cumulative PSUs will vest following the three-year performance period, subject to the satisfaction of the performance criteria and the executive’s continued employment through the vesting date. PSUs may vest in a range between 0% and 200%, based on actual performance, and no shares will be issued if the minimum applicable performance metric is not achieved.
In early 2026, the compensation committee reviewed the performance of the 2025 performance segments of the 2023 PSU award, 2024 PSU award and 2025 PSU award, and the 2023-2025 cumulative segment of the 2023 PSU award. TSR performance for the 2025 performance segment was at the 78.79 percentile for the 2023 PSU award, the 83.33 percentile for the 2024 PSU award, and 76.74 percentile for the 2025 PSU award, resulting in award payouts at 157.58%, 166.67% and 153.49% of target, respectively, for each award for the 2025 segment. TSR performance for the cumulative 2023-2025 segment of the 2023 PSU award was at the 90.91 percentile, resulting in an award payout of 181.82% of target.

The following table shows the number of shares earned and vested for each of our named executive officers for the 2023 PSU award.

	Total PSUs Granted	2023 Segment (20%)	2023 Segment Earned*	2024 Segment (20%)	2024 Segment Earned*	2025 Segment (20%)	2025 Segment Earned*	Cumulative Three-Year Period Segment (40%)	Cumulative Three-Year Period Segment Earned*
Named Executive Officer	(#)	(#)	(#)	(#)	(#)	(#)	(#)	(#)	(#)
Vikram Karnani(1)	—	—	—	—	—	—	—	—	—
Colleen Tupper	19,305	3,861	6,678	3,861	3,861	3,861	6,084	7,722	14,040
David Dieter(2)	—	—	—	—	—	—	—	—	—
Scott Dreyer	18,975	3,795	6,564	3,795	3,795	3,795	5,980	7,590	13,800
Thomas Smith, M.D.	13,365	2,673	4,623	2,673	2,673	2,673	4,212	5,346	9,720
Shirley Kuhlmann(3)	20,625	4,125	7,135	4,125	4,124	4,125	4,479	8,250	12,729
*Number of shares rounded to nearest whole share.
(1)Mr. Karnani joined the Company on November 12, 2024 and does not hold any 2023 PSUs.
(2)Mr. Dieter joined the Company on March 17, 2025 and does not hold any 2023 PSUs.
(3)On March 7, 2025, in connection with Ms. Kuhlmann’s separation, pursuant to the terms of her employment agreement and separation and release agreement, our compensation committee determined that the 2023 PSUs held by Ms. Kuhlmann that would have been subject to vesting within 12 months of her termination date based on TSR performance as of March 7, 2025, resulted in an award payout of 108.57% of target for the 2025 segment and 154.29% of target for the cumulative three-year period segment.
The following table shows the numbers of shares earned and vested for each of our named executive officers for the 2024 PSU award.

	Total PSUs Granted	2024 Segment (20%)	2024 Segment Earned*	2025 Segment (20%)	2025 Segment Earned*
Named Executive Officer	(#)	(#)	(#)	(#)	(#)
Vikram Karnani(1)	—	—	—	—	—
Colleen Tupper	17,400	3,480	3,480	3,480	5,800
David Dieter(2)	—	—	—	—	—
Scott Dreyer	15,000	3,000	3,000	3,000	5,000
Thomas Smith, M.D.	13,200	2,640	2,640	2,640	4,400
Shirley Kuhlmann(3)	18,600	3,720	3,720	3,720	3,360
*Number of shares rounded to nearest whole share.
(1)Mr. Karnani joined the Company on November 12, 2024 and does not hold any 2024 PSUs.
(2)Mr. Dieter joined the Company on March 17, 2025 and does not hold any 2024 PSUs.
(3)On March 7, 2025, in connection with Ms. Kuhlmann’s separation, pursuant to the terms of her employment agreement and separation and release agreement, our compensation committee determined that the 2024 PSUs held by Ms. Kuhlmann that would have been subject to vesting within 12 months of her termination date based on TSR performance as of March 7, 2025, resulted in an award payout of 90.32% of target for the 2025 segment.

The following table shows the numbers of shares earned and vested for each of our named executive officers for the 2025 PSU award.

	Total PSUs Granted	2025 Segment (20%)	2025 Segment Earned*
Named Executive Officer	(#)	(#)	(#)
Vikram Karnani(1)	105,972	21,194	32,531
Colleen Tupper	22,186	4,437	6,810
David Dieter	29,335	5,867	9,005
Scott Dreyer	19,293	3,859	5,922
Thomas Smith, M.D.	14,469	2,894	4,442
Shirley Kuhlmann(2)	17,556	3,511	3,511
*Number of shares rounded to nearest whole share.
(1)Mr. Karnani's 2025 PSUs were granted in November 2024 as part of his joining equity grant.
(2)On March 7, 2025, in connection with Ms. Kuhlmann’s separation, pursuant to the terms of her employment agreement and separation and release agreement, our compensation committee determined that the 2025 PSUs held by Ms. Kuhlmann that would have been subject to vesting within 12 months of her termination date based on TSR performance as of March 7, 2025, resulted in an award payout of 100% of target for the 2025 segment.
Other Policies and Practices
Employment Agreements
The Company has entered into employment agreements with each of its named executive officers. These employment agreements outline the base salary, annual cash incentive, and long-term equity incentive components of our executive compensation program, as well as the impact of termination and change of control on the executive compensation programs in which our named executive officers participate.
Compensation Risk Assessment
Our executive compensation program and policies are driven by our business environment and designed to enable us to achieve our mission and adhere to our values. The compensation committee and senior management continually evaluate the relationship between risk and reward as it relates to our executive compensation program. Our compensation committee has determined that the structure of our executive compensation programs does not put our patients, investors, other stakeholders, or the Company at any material risk.
Tax Deductibility of Compensation
Our intent is to maximize the deductibility of compensation. However, under certain circumstances that are in the best interest of the Company and our shareholders, the compensation committee may authorize compensation that is not deductible if it is determined to be appropriate.
Clawback Policy
We have adopted a Clawback Policy in accordance with rules issued by the SEC under the Exchange Act and Nasdaq pursuant to which, if the Company is required to prepare an accounting restatement due to our material non-compliance with any financial reporting requirements, then the compensation committee shall require certain officers, including our named executive officers, to repay or forfeit any “erroneously awarded compensation.” “Erroneously awarded compensation” refers to the portion of cash and equity-based incentive compensation received by a covered officer during the three-year period preceding the publication of the restated financial statements that was in excess of the amount that such officer would have received had such incentive compensation been determined based on the financial results reported in the restated financial statements.

Anti-Hedging and Anti-Pledging Policy
Our insider trading policy prohibits employees, officers and directors from engaging in any hedging or monetization transactions or similar arrangements (including transactions involving zero-cost collars, prepaid variable forward sale contracts, equity swaps and exchange funds) that are designed to hedge or speculate on any change in the market value of our securities. It also explicitly prohibits employees, officers and directors from effecting short sales of our securities, which are inherently speculative in nature and contrary to the best interests of the Company and our shareholders. Our insider trading policy also prohibits employees, officers and directors from buying or selling puts or calls or other derivative securities on our securities and from pledging our securities as collateral for a loan or holding our securities in a margin account.
Stock Ownership Guidelines
We have adopted stock ownership guidelines to assist in focusing officers and non-employee directors on the long-term success of the Company and on shareholder value by requiring them to hold shares of Company common stock.
Our stock ownership guidelines apply to our Chief Executive Officer and each Executive Vice President (each a “Covered Officer”) and each non-employee director (each a “Covered Director”). The target level of ownership of our common stock is established as a multiple of base salary or annual base cash retainer (i.e., $50,000), as applicable, outlined in the table below. Covered Officers and Covered Directors are required to achieve the applicable level of ownership within five years of the later of the date the guidelines were adopted and the date the person first became subject to the guidelines.

Position	Multiple of Salary
Chief Executive Officer	3
Executive Vice President	1
Position	Multiple of Annual Cash Retainer
Non-Employee Director	3
In the event that a Covered Officer or Covered Director does not meet the foregoing stock ownership guidelines, such individual may be required to hold 50%-100%, as determined by the compensation committee, of common stock issued following the exercise of options, the vesting of restricted stock units or the vesting of performance share units, after payment for applicable statutory withholding taxes or exercise price, until the required ownership level has been met.
Shares that count toward satisfaction of the guidelines include (i) shares owned outright by the individual or his or her immediate family members residing in the same household, including restricted shares and shares deliverable upon settlement of vested and unvested restricted stock units and vested in-the-money options, excluding restricted stock units that remain subject to achievement of performance goals, such as performance share units, and (ii) shares owned through savings plans, such as the our 401(k) plan, or acquired through our employee stock purchase plan are included.
The stock ownership guidelines are calculated annually based on ownership as of January 1 of each year based on the applicable annual base salary in effect on such calculation date. The value of a share will be measured on such date based on the average closing price over the 30 calendar days preceding the date of calculation. Such calculated ownership levels will be reported to the compensation committee.
As of January 1, 2026, all directors and executive officers were in compliance with the ownership requirements of our stock ownership guidelines and/or within the transition period allowed for compliance.

Retirement Benefits
We maintain a 401(k) plan for all employees who are 18 years of age or older. Employees can contribute up to 90% of their eligible pay, subject to maximum amounts allowed under law. We currently provide a matching contribution under the 401(k) Plan.
Compensation Committee Report
The compensation committee of our board of directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which appears in this proxy statement, with our management. Based on this review and discussion, the compensation committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the 2025 Form 10-K.
Compensation Committee:
John Freund, M.D., Chairman
Nancy Lurker
Gino Santini
The foregoing report of the compensation committee does not constitute soliciting material and will not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

Executive Compensation Tables
Summary Compensation Table
The following table shows the annual compensation paid to or earned by our named executive officers, for the fiscal years ended December 31, 2025, 2024, and 2023:

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Vikram Karnani	2025	875,000	—		—	—	835,406	5,440	1,715,846
President and Chief Executive Officer	2024	97,596	500,000	(5)	7,823,072	2,228,622	130,711	124	10,780,125
	2023	—	—		—	—	—	—	—
Colleen Tupper	2025	559,340	—		2,484,486	—	449,289	21,940	3,515,055
Executive Vice President and Chief Financial Officer	2024	514,708	30,000	(6)	2,152,334	—	470,733	22,197	3,189,972
	2023	485,574	—		1,952,212	—	275,063	22,008	2,734,857
David Dieter	2025	384,615	—		3,189,732	—	277,183	18,562	3,870,092
Executive Vice President and General Counsel	2024	—	—		—	—	—	—	—
	2023	—	—		—	—	—	—	—
Scott Dreyer	2025	523,236	—		2,160,473	—	335,563	21,940	3,041,212
Executive Vice President and Chief Commercial Officer	2024	489,507	30,000	(6)	1,855,460	—	394,252	22,156	2,791,375
	2023	462,281	—		1,918,841	—	209,250	22,008	2,612,380
Thomas Smith, M.D.	2025	492,959	—		1,620,314	—	315,195	17,540	2,446,008
Executive Vice President and Chief Medical Officer	2024	473,496	30,000	(6)	1,632,805	—	346,052	17,730	2,500,083
	2023	451,428	—		1,351,531	—	224,235	17,608	2,044,802
Shirley Kuhlmann	2025	115,522			1,966,013	—	—	702,048	2,783,583
Former Executive Vice President, Chief Administrative Officer, General Counsel and Secretary (7)	2024	525,270	30,000	(6)	2,300,770	—	423,041	22,215	3,301,296
	2023	490,412	—		2,085,696	—	278,438	19,601	2,874,147
(1)The amounts reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are described in Note 18, “Stock-based Compensation,” to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, including PSU grants with grant date fair values of $904,526 for Ms. Tupper, $1,158,850 for Mr. Dieter, $786,585 for Mr. Dreyer, $589,898 for Dr. Smith, and $715,761 for Ms. Kuhlmann. The grant date fair value of PSU grants based on maximum achievement of the applicable performance metrics were $1,354,233 for Ms. Tupper, $1,740,739 for Mr. Dieter, $1,177,645 for Mr. Dreyer, $883,188 for Dr. Smith, and $1,071,618 for Ms. Kuhlmann.
(2)The amounts reflect the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 18, “Stock-based Compensation,” to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
(3)Amounts represent the annual cash incentive payments earned by our named executive officers, for the years ended December 31, 2025, 2024 and 2023, respectively, pursuant to the achievement of certain company and individual performance objectives for those years. Please see the descriptions of the annual cash incentives in the section entitled “Compensation Discussion and Analysis — 2025 Executive Compensation of Our Named Executive Officers.”
(4)This amount reflects our contributions to our life/disability insurance plan, 401(k) Plan, and HSA contributions on behalf of each named executive officer. Our contributions to our 401(k) Plan on behalf of certain NEOs in 2025 that exceeded $10,000 were as follows: for Ms. Tupper: $16,500; Ms. Kuhlmann: $16,500; Mr. Dreyer: $16,500; Dr. Smith: $16,500; and Mr. Dieter: $14,462. For Ms. Kuhlmann, such amounts for 2025 also include $12,633 of unused and accrued vacation times as well as $671,589 of severance paid in connection with her departure from her position as our former Executive Vice President, General Counsel and Chief Administrative Officer.

(5)Mr. Karnani received this one-time lump sum signing bonus of $500,000 in connection with the commencement of his employment with us.
(6)Amounts represent transaction bonuses paid to Ms. Tupper, Mr. Dreyer, Dr. Smith, and Ms. Kuhlmann in recognition of their significant efforts in connection with the closing of the Company’s acquisition of Ironshore Therapeutics in 2024.
(7)Ms. Kuhlmann served as Executive Vice President, Chief Administrative Officer, General Counsel & Secretary until March 7, 2025 and did not receive an annual cash incentive payment in February 2026. For more information regarding Ms. Kuhlmann’s compensation in 2025, see “Executive Compensation Tables - Summary Compensation Table” and “Employment Agreements - Kuhlmann Separation and Release Agreement.”
Grants of Plan-Based Awards
The following table presents plan-based awards made to each of the named executive officers during 2025.

Name	Grant Date	Approval Date (1)	Threshold ($)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2) Target ($)	Maximum ($)	Threshold (#)	Estimated Future Payouts Under Equity Incentive Plan Awards (3) Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (4) (#)	Grant Date Fair Value of Stock and Option Awards (5) ($)
Vikram Karnani			377,344	656,250	1,312,500
Colleen Tupper			162,351	282,350	564,700
	2/10/2025	2/4/2025				2,219	4,437	8,874		172,866
	2/10/2025	2/4/2025				2,219	4,437	8,874		170,869
	2/10/2025	2/4/2025				2,219	4,437	8,874		171,357
	2/10/2025	2/4/2025				4,438	8,875	17,750		389,435
	2/10/2025	2/4/2025							51,768	1,579,959
David Dieter			113,818	197,945	395,890
	3/17/2025	2/25/2025				2,934	5,867	11,734		218,956
	3/17/2025	2/25/2025				2,934	5,867	11,734		220,541
	3/17/2025	2/25/2025				2,934	5,867	11,734		220,893
	3/17/2025	2/25/2025				5,867	11,734	23,468		498,460
	3/17/2025	2/25/2025							68,449	2,030,882
Scott Dreyer			151,570	263,600	527,200
	2/10/2025	2/4/2025				1,929	3,858	7,716		150,308
	2/10/2025	2/4/2025				1,929	3,858	7,716		148,572
	2/10/2025	2/4/2025				1,929	3,858	7,716		148,996
	2/10/2025	2/4/2025				3,860	7,719	15,438		338,710
	2/10/2025	2/4/2025							45,016	1,373,888
Thomas Smith, M.D.			142,370	247,600	495,200
	2/10/2025	2/4/2025				1,447	2,894	5,788		112,750
	2/10/2025	2/4/2025				1,447	2,894	5,788		111,448
	2/10/2025	2/4/2025				1,447	2,894	5,788		111,766
	2/10/2025	2/4/2025				2,894	5,787	11,574		253,934
	2/10/2025	2/4/2025							33,762	1,030,416
Shirley Kuhlmann(6)			162,811	283,150	566,300
	2/10/2025	2/4/2025				1,756	3,511	7,022		136,789
	2/10/2025	2/4/2025				1,756	3,511	7,022		135,209
	2/10/2025	2/4/2025				1,756	3,511	7,022		135,595
	2/10/2025	2/4/2025				3,512	7,023	14,046		308,169
	2/10/2025	2/4/2025							40,965	1,250,252
(1)The approval date represents the date the compensation committee and/or board of directors took action to grant equity awards to the NEOs and is disclosed to the extent it differs from the grant date.
(2)Consists of potential cash payments under our annual cash incentive program for named executive officers for 2025. Actual cash incentive payments determined in February 2026 for 2025 performance are set forth in the Summary Compensation Table above under the column entitled “Non-Equity Incentive Plan Compensation” for 2025. The “threshold” payouts reflect the annual cash incentive payment that would have been due had each of the corporate goals been achieved at the minimum level. The “target” payouts reflect the annual cash incentive payment that would have been due had each of the corporate goals been achieved at the target level (100%). Finally, the “maximum” payouts reflect the annual cash incentive that would have been due had each of the corporate goals been achieved at the maximum level applicable to that goal.

(3)Consists of the minimum threshold, target and maximum amounts that could vest pursuant to PSUs granted to our named executive officers under our annual long-term equity incentive program. The PSU awards will vest and be earned only if certain performance goals are achieved as described in “Compensation Discussion and Analysis – Long-Term Equity Incentives” above in this proxy statement.
(4)Consists of RSUs for executives under our annual long-term equity incentive program for executives.
(5)Amounts reported reflect the aggregate grant date fair value of stock and option awards computed in accordance with FASB ASC 718. These amounts do not represent the actual amounts paid or realized by the named executive officer during 2025. Assumptions used in the calculation of these amounts are described in Note 18, “Stock-based Compensation,” to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
(6)Ms. Kuhlmann served as Executive Vice President, Chief Administrative Officer, General Counsel & Secretary until March 7, 2025. For more information regarding Ms. Kuhlmann’s compensation in 2025, see “Executive Compensation Tables - Summary Compensation Table” and “Employment Agreements - Kuhlmann Separation and Release Agreement.”
Outstanding Equity Awards at Fiscal Year-End
The following table provides information regarding equity awards held by each of our named executive officers that were outstanding as of December 31, 2025. All outstanding equity awards granted prior to the adoption of our 2025 Equity Incentive Plan are governed by the Collegium Pharmaceutical, Inc. Amended and Restated 2014 Stock Incentive Plan, and all equity awards granted following the adoption of our 2025 Equity Plan. The market value of stock awards is based on the closing market price of our common stock of $46.30 per share on December 31, 2025:

		Option Awards						Stock Awards
Name(20)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity incentive plan awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Vikram Karnani	11/12/2024	32,586	97,758	(1)	—	31.41	11/12/2034	112,010	(2)	5,186,063	169,556	(14)	7,850,443
Colleen Tupper	2/10/2022	—	—		—	—		13,125	(3)	607,688	—		—
	2/10/2023	—	—		—	—		42,647	(4)	1,974,556	—		—
	2/12/2024	—	—		—	—		32,867	(5)	1,521,742	20,880	(15)	966,744
	2/10/2025	—	—		—	—		58,578	(6)	2,715,161	35,498	(14)	1,643,557
David Dieter	3/17/2025	—	—		—	—		77,454	(7)	3,586,120	46,936		2,173,137
Scott Dreyer	2/10/2022	—	—		—	—		13,125	(3)	607,688	—		—
	2/10/2023	—	—		—	—		41,918	(8)	1,940,803	—		—
	2/12/2024	—	—		—	—		28,334	(9)	1,311,864	18,000	(15)	833,400
	2/10/2025	—	—		—	—		50,938	(10)	2,358,429	30,870	(14)	1,429,281
Thomas Smith, M.D.	2/10/2023	—	—		—	—		29,525	(11)	1,367,008	—		—
	2/12/2024	—	—		—	—		24,934	(12)	1,154,444	15,840	(15)	733,392
	2/10/2025	—	—		—	—		38,204	(13)	1,768,845	23,150	(14)	1,071,845
Shirley Kuhlmann(16)		—	—		—	—		—		—	—		—
(1)Represents time-based option awards that vest and become exercisable over the four-year period following the grant date, with 25% of the option becoming vested and exercisable on the first anniversary of the grant date and the remaining shares underlying the option vesting in quarterly installments over the remaining three years of the four-year period, generally subject to the executive's continued employment with the company on the applicable vesting date.
(2)Includes 79,479 time-based restricted stock units that vest over the four-year period following the grant date, with 25% vesting on the first anniversary of the grant date and the balance vesting in equal annual installments (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date and 32,531 performance share units for which relevant performance conditions were satisfied as of the fiscal year-end, but performance share units were subject to forfeiture conditions until vesting was determined by the compensation committee on January 29, 2026.
(3)Represents time-based restricted stock units that vest over the four-year period following the grant date, with 25% vesting on the first anniversary of the grant date and the balance vesting in equal annual installments (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date, generally subject to the executive’s continued employment with the company on the applicable vesting date.

(4)Includes 22,523 time-based restricted stock units that vest over the four-year period following the grant date, with 25% vesting on the first anniversary of the grant date and the balance vesting in equal annual installments (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date and 20,124 performance share units for which relevant performance conditions were satisfied as of the fiscal year-end, but performance share units were subject to forfeiture conditions until vesting was determined by the compensation committee on January 29, 2026.
(5)Includes 27,067 time-based restricted stock units that vest over the four-year period following the grant date, with 25% vesting on the first anniversary of the grant date and the balance vesting in equal annual installments (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date and 5,800 performance share units for which relevant performance conditions were satisfied as of the fiscal year-end, but performance share units were subject to forfeiture conditions until vesting was determined by the compensation committee on January 29, 2026.
(6)Includes 51,768 time-based restricted stock units that vest over the four-year period following the grant date, with 25% vesting on the first anniversary of the grant date and the balance vesting in equal annual installments (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date and 6,810 performance share units for which relevant performance conditions were satisfied as of the fiscal year-end, but performance share units were subject to forfeiture conditions until vesting was determined by the compensation committee on January 29, 2026.
(7)Includes 68,449 time-based restricted stock units that vest over the four-year period following the grant date, with 25% vesting on the first anniversary of the grant date and the balance vesting in equal annual installments (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date and 9,005 performance share units for which relevant performance conditions were satisfied as of the fiscal year-end, but performance share units were subject to forfeiture conditions until vesting was determined by the compensation committee on January 29, 2026.
(8)Includes 22,138 time-based restricted stock units that vest over the four-year period following the grant date, with 25% vesting on the first anniversary of the grant date and the balance vesting in equal annual installments (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date and 19,780 performance share units for which relevant performance conditions were satisfied as of the fiscal year-end, but performance share units were subject to forfeiture conditions until vesting was determined by the compensation committee on January 29, 2026.
(9)Includes 23,334 time-based restricted stock units that vest over the four-year period following the grant date, with 25% vesting on the first anniversary of the grant date and the balance vesting in equal annual installments (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date and 5,000 performance share units for which relevant performance conditions were satisfied as of the fiscal year-end, but performance share units were subject to forfeiture conditions until vesting was determined by the compensation committee on January 29, 2026.
(10)Includes 45,016 time-based restricted stock units that vest over the four-year period following the grant date, with 25% vesting on the first anniversary of the grant date and the balance vesting in equal annual installments (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date and 5,922 performance share units for which relevant performance conditions were satisfied as of the fiscal year-end, but performance share units were subject to forfeiture conditions until vesting was determined by the compensation committee on January 29, 2026.
(11)Includes 15,593 time-based restricted stock units that vest over the four-year period following the grant date, with 25% vesting on the first anniversary of the grant date and the balance vesting in equal annual installments (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date and 13,932 performance share units for which relevant performance conditions were satisfied as of the fiscal year-end, but performance share units were subject to forfeiture conditions until vesting was determined by the compensation committee on January 29, 2026.
(12)Includes 20,534 time-based restricted stock units that vest over the four-year period following the grant date, with 25% vesting on the first anniversary of the grant date and the balance vesting in equal annual installments (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date and 4,400 performance share units for which relevant performance conditions were satisfied as of the fiscal year-end, but performance share units were subject to forfeiture conditions until vesting was determined by the compensation committee on January 29, 2026.
(13)Includes 33,762 time-based restricted stock units that vest over the four-year period following the grant date, with 25% vesting on the first anniversary of the grant date and the balance vesting in equal annual installments (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date and 4,442 performance share units for which relevant performance conditions were satisfied as of the fiscal year-end, but performance share units were subject to forfeiture conditions until vesting was determined by the compensation committee on January 29, 2026.
(14)These performance share units vest following annual performance periods and a three-year performance period, subject to the satisfaction of the annual and cumulative performance criteria as determined by the compensation committee. These amounts reflect an estimate of the unvested PSUs that may become vested based on the actual performance over the applicable performance periods. For purposes of calculating the amounts set forth in the table, it is assumed that the PSUs will be earned at the maximum level as performance in the previous fiscal year exceeded target; however, the number of shares actually earned will depend upon actual performance over the applicable performance periods. Approximately 25% of the amounts reported correspond to each of the annual performance periods from January 1, 2026 to December 31, 2026 and January 1, 2027 to December 31, 2027, and the remaining 50% corresponds to the cumulative performance period of January 1, 2025 through December 31, 2027.
(15)These performance share units vest following annual performance periods and a three-year performance period, subject to the satisfaction of the annual and cumulative performance criteria as determined by the compensation committee. These amounts reflect an estimate of the unvested PSUs that may become vested based on the actual performance over the applicable performance periods. For purposes of calculating the amounts set forth in the table, it is assumed that the PSUs will be earned at the maximum level as performance in the previous fiscal year exceeded target; however, the number of shares actually earned will depend upon actual performance over the applicable performance periods. Approximately 33% of the amounts reported correspond to each of the annual performance periods from January 1, 2026 to December 31, 2026 and the remainder corresponds to the cumulative performance period of January 1, 2024 through December 31, 2026.

(16)Ms. Kuhlmann served as Executive Vice President, Chief Administrative Officer, General Counsel & Secretary until March 7, 2025. For more information regarding Ms. Kuhlmann’s compensation in 2025, see “Executive Compensation Tables - Summary Compensation Table” and “Employment Agreements - Kuhlmann Separation and Release Agreement.”
Option Exercises and Stock Vested
The following table sets forth certain information regarding option exercises and stock vested during the year ended December 31, 2025 with respect to each of our named executive officers:

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)	(#)	($)
Vikram Karnani	—	—	26,493	1,254,444
Colleen Tupper	—	—	75,376	2,300,476
David Dieter	—	—	—	—
Scott Dreyer	38,850	925,591	73,716	2,249,812
Thomas Smith, M.D.	—	—	23,375	713,405
Shirley Kuhlmann(1)	67,500	483,738	157,449	4,740,148
(1)Ms. Kuhlmann served as Executive Vice President, Chief Administrative Officer, General Counsel & Secretary until March 7, 2025. For more information regarding Ms. Kuhlmann’s compensation in 2025, see “Executive Compensation Tables - Summary Compensation Table” and “Employment Agreements - Kuhlmann Separation and Release Agreement.”
Employment Agreements
We have employment and other service agreements with all our named executive officers. The following is a summary of the material terms of each employment agreement. Each executive employment agreement provides for:
•Base salary: The employment agreements state an initial base salary, which is subject to annual adjustments. Base salaries for each of our named executive officers for 2025 are as set forth above in the section entitled “Compensation Discussion and Analysis—2025 Executive Compensation of Our Named Executive Officers.”
•Annual cash incentive opportunity: The employment agreements state an initial annual cash incentive opportunity, expressed as a percentage of the then-current base salary. Annual cash incentive opportunities for each of our named executive officers for 2025 are as set forth above in the section entitled “Compensation Discussion and Analysis—2025 Executive Compensation of Our Named Executive Officers.”
•Other Benefits: Each named executive officer is entitled to participate in all our employee benefit plans, subject to the terms and conditions applicable to such plans.
•Restrictive Covenants: Each executive employment agreement contains non-competition, non-solicitation and employee no-hire covenants that apply during employment and the 12-month period thereafter (or the 18-month period thereafter for Mr. Karnani) and a perpetual confidentiality covenant.

Potential Payments upon Termination without Cause or Resignation for Good Reason
Pursuant to the executive employment agreements, if the employment of an executive is terminated by the Company without Cause or if the executive resigns with Good Reason (as each term is defined in the employment agreements), and such termination does not occur on or within the 12 month period following a change in control (or for Mr. Karnani, if such termination does not occur during the one month period preceding a change in control through the 12 month period following a change in control), then Mr. Karnani would be entitled to 18 months of severance benefits and each other executive would be entitled to 12 months of severance benefits. During his or her applicable severance period, and subject to the Company’s receipt of a general release of claims and the terminated executive’s continued compliance with their restrictive covenants, the applicable executive would receive the following severance benefits, less applicable tax withholding:
•payment of any annual bonus otherwise payable (but for the cessation of executive’s employment) with respect to a year ended prior to the cessation of executive’s employment;
•continuation of the executive’s then-current base salary in accordance with normal payroll procedures for the applicable severance period;
•payment of a cash severance benefit equal to the executive’s annual bonus at the target percentage for the year in which the termination occurs (except in the case of Mr. Karnani, who would receive payment of a cash severance benefit equal to 150% of his annual bonus at the target percentage for the year in which the termination occurs), paid in monthly installments over the applicable severance period;
•the executive’s unvested equity incentives that are subject only to time-based vesting and would have vested over the applicable severance period will become immediately and automatically fully vested and exercisable;
•the executive’s unvested equity incentives that are subject to performance-based vesting and would have vested over the applicable severance period will vest based on the compensation committee’s determination of achievement of the applicable performance criteria through the date of termination; and
•waiver of the applicable premium otherwise payable for COBRA continuation coverage for the executive, if applicable (and, to the extent covered immediately prior to the date of such cessation, his or her eligible dependents) during the applicable severance period.

For each named executive officer, the following table sets forth quantitative estimates of the payments and benefits that would have become payable if such executive’s employment had been terminated without Cause or the executive resigned for Good Reason on December 31, 2025 other than in connection with a change of control. Amounts below reflect potential payments pursuant to the employment agreements for such named executive officers as described above in the section titled “—Employment Agreements.”

Name	Salary Continuation ($)(1)	Annual Cash Incentive ($)(2)	Benefit Continuation ($)(3)	Value of Stock Awards Vesting ($)(4)	Value of Option Awards Vesting ($)(5)	Total ($)
Vikram Karnani	1,312,500	984,375	44,067	3,714,093	727,808	6,782,843
Colleen Tupper	564,700	282,350	29,378	4,070,187	—	4,946,615
David Dieter	500,000	250,000	23,252	1,473,312	—	2,246,564
Scott Dreyer	527,200	263,600	29,378	3,776,598	—	4,596,776
Thomas Smith, M.D.	495,200	247,600	37,135	2,411,813	—	3,191,748
Shirley Kuhlmann(6)	566,300	283,150	29,016	2,266,746	—	3,145,212
(1)Continuation of base salary following termination of employment paid in installments over an 18-month period for Mr. Karnani, and 12-month period for Ms. Tupper, Mr. Dieter, Mr. Dreyer, Dr. Smith, and Ms. Kuhlmann.
(2)Target cash incentive equal to 150% target bonus paid over an 18-month period for Mr. Karnani, and 100% target bonus paid over a 12-month period for Ms. Tupper, Mr. Dieter, Mr. Dreyer, Dr. Smith, and Ms. Kuhlmann.
(3)Estimated value of continued group health insurance for 18 months for Mr. Karnani, and 12 months for Ms. Tupper, Mr. Dieter, Mr. Dreyer, Dr. Smith, and Ms. Kuhlmann
(4)Amounts reflect the value of restricted stock units and performance share units that would become vested based on the closing price of our common stock of $46.30 per share on December 31, 2025.
(5)Amounts reflect the intrinsic value of unvested stock options that would become vested based on the spread between the closing stock price of our common stock of $46.30 per share on December 31, 2025, and the exercise price applicable to such stock option.
(6)On March 7, 2025, we entered into a separation and release agreement with Ms. Kuhlmann pursuant to which she was entitled to (i) 12 months of base salary continuation, (ii) target cash incentive equal to 100% target bonus, (iii) accelerated vesting of any time-based equity incentives that would have vested during the 12 month period immediately following the separation date, (iv) vesting and settlement of any unvested performance-based equity incentives equal to what would have vested in connection with any annual or cumulative performance vesting period that ends during the 12 month period immediately following the separation date, and (v) estimated value of continued group health insurance for 12 months.
Potential Payments Upon Termination or Change in Control
Pursuant to the executive employment agreements, if the employment of an executive is terminated by the Company without Cause or if the executive resigns with Good Reason (as each term is defined in the employment agreements), and such termination occurs on or within the 12 month period following a change in control (and for Mr. Karnani, if such termination occurs during the one month period preceding a change in control through the 12 month period following a change in control), then subject to the Company’s receipt of a general release of claims and the terminated executive’s continued compliance with their restrictive covenants, the applicable executive would receive the following severance benefits, less applicable tax withholding:
•payment of any annual bonus otherwise payable (but for the cessation of executive’s employment) with respect to a year ended prior to the cessation of executive’s employment;
•a lump sum payment equal to 1.5 times the executive’s then-current base salary (except in the case of Mr. Karnani, who would receive payment of a cash severance benefit equal to 2 times his then-current base salary);

•a lump sum payment equal to 150% of the executive’s annual bonus at the target percentage for the year in which the termination occurs (except in the case of Mr. Karnani, who would receive payment of a cash severance benefit equal to 200% of his annual bonus at the target percentage for the year in which the termination occurs);
•the executive’s unvested equity incentives that are subject only to time-based vesting will become immediately and automatically fully vested and exercisable;
•the executive’s unvested equity incentives that are subject to performance-based vesting will vest, if at all, based on the terms of the equity plan and applicable award agreement; and
•waiver of the applicable premium otherwise payable for COBRA continuation coverage for the executive, if applicable (and, to the extent covered immediately prior to the date of such cessation, his or her eligible dependents) during the 18-month period following the date of termination (or the 24-month period for Mr. Karnani).
For each named executive officer, other than Ms. Kuhlmann who is addressed in the table above, the following table sets forth quantitative estimates of the payments and benefits that would have become payable if such executive’s employment had been terminated without Cause or the executive resigned for Good Reason on December 31, 2025, assuming that such termination occurs within twelve months following a change of control. Amounts below reflect potential payments pursuant to the employment agreements for such named executive officers as described above in the section titled “—Employment Agreements.”

Name	Salary Continuation ($)(1)	Annual Cash Incentive ($)(2)	Benefit Continuation ($)(3)	Value of Stock Awards Vesting ($)(4)	Value of Option Awards Vesting ($)(5)	Total ($)
Vikram Karnani	1,750,000	1,312,500	58,756	13,036,506	1,455,617	17,613,379
Colleen Tupper	847,050	423,525	44,067	9,426,449	—	10,741,091
David Dieter	750,000	375,000	34,878	5,759,257	—	6,919,135
Scott Dreyer	790,800	395,400	44,067	8,481,466	—	9,711,733
Thomas Smith, M.D.	742,800	371,400	55,703	6,095,534	—	7,265,437
Shirley Kuhlmann(6)	—	—	—	—	—	—
(1)Continuation of base salary following termination of employment paid in a lump sum payment equal to 24 months of annual base salary for Mr. Karnani, and 18 months of annual base salary for Ms. Tupper, Mr. Dieter, Mr. Dreyer, and Dr. Smith.
(2)Annual cash incentive following termination of employment paid in a lump sum payment equal to 200% target bonus for Mr. Karnani, and 150% target bonus for Ms. Tupper, Mr. Dieter, Mr. Dreyer, and Dr. Smith.
(3)Estimated value of continued group health insurance for 24 months for Mr. Karnani, and 18 months for Ms. Tupper, Mr. Dieter, Mr. Dreyer, and Dr. Smith.
(4)Amounts reflect the value of restricted stock units and performance share units that would become vested based on the closing price of our common stock of $46.30 per share on December 31, 2025.
(5)Amounts reflect the intrinsic value of unvested stock options that would become vested based on the spread between the closing stock price of our common stock of $46.30 per share on December 31, 2025, and the exercise price applicable to such stock option.
(6)Ms. Kuhlmann served as Executive Vice President, Chief Administrative Officer, General Counsel & Secretary until March 7, 2025. For more information regarding Ms. Kuhlmann’s compensation in 2025, see “Executive Compensation Tables - Summary Compensation Table” and “Employment Agreements - Kuhlmann Separation and Release Agreement.”

Potential Payments Upon Death or Disability
Pursuant to Mr. Karnani’s employment agreement, if the employment for Mr. Karnani is terminated due to his death or Disability (as such term is defined in his employment agreement), then subject to the Company’s receipt of a general release of claims and (except in the case of his death) his continued compliance with their restrictive covenants, Mr. Karnani would receive the following severance benefits, less applicable tax withholding:
•payment of any annual bonus otherwise payable (but for the cessation of executive’s employment) with respect to a year ended prior to the cessation of executive’s employment;
•a lump sum payment equal to the executive’s annual bonus that would have been paid for the year in which the termination occurs had the executive remained employed, prorated based on the number of days worked in the applicable year in which the termination occurs and paid at the time when normal bonuses are paid for such year;
•the executive’s unvested equity incentives will become immediately and automatically fully vested and exercisable; and
•waiver of the applicable premium otherwise payable for COBRA continuation coverage for the executive, if applicable (and, to the extent covered immediately prior to the date of such cessation, his or her eligible dependents) during the 12-month period following the date of termination.
The following table sets forth quantitative estimates of the payments and benefits that would have become payable if Mr. Karnani’s employment had ceased upon his death or Disability (as defined in the applicable employment agreement) on December 31, 2025. Amounts below reflect potential payments pursuant to the employment agreement for Mr. Karnani as described above in the section titled “—Employment Agreements.”

Name	Annual Cash Incentive ($)(1)	Benefit Continuation ($)(2)	Value of Stock Awards Vesting ($)(3)	Value of Option Awards Vesting ($)(4)	Total ($)
Vikram Karnani	656,250	29,378	13,492,885	1,455,617	15,634,130
(1)Amount equal to the annual bonus that would have been paid to Mr. Karnani for the fiscal year in which his employment terminates (had his employment not terminated), multiplied by a fraction equal to the number of days each individual worked through the date of termination of employment over 365, which amount shall be paid in the year following employment termination at the time annual bonuses are paid to the Company’s senior executives.
(2)Estimated value of continued group health insurance for 12 months.
(3)Amount reflects the value of restricted stock units and performance share units that would become vested based on the closing price of our common stock of $46.30 per share on December 31, 2025.
(4)Amount reflects the intrinsic value of unvested stock options that would become vested based on the spread between the closing stock price of our common stock of $46.30 per share on December 31, 2025, and the exercise price applicable to such stock option.
Kuhlmann Separation and Release Agreement
On March 7, 2025, Ms. Kuhlmann’s employment as our Executive Vice President, Chief Administrative Officer, General Counsel & Secretary was terminated as a termination without cause pursuant to the terms of her employment agreement. In connection with her termination, on March 7, 2025, we entered into a Separation and Release Agreement with Ms. Kuhlmann (the “Kuhlmann Separation Agreement”).
Pursuant to the Kuhlmann Separation Agreement, in exchange for a release of claims and other agreements, acknowledgements and representations of Ms. Kuhlmann set forth therein, Ms. Kuhlmann received the following severance benefits to which she was entitled pursuant to Section 5.1 of her employment agreement in connection with a termination without cause: (i) monthly severance payments equal to one-twelfth of Ms. Kuhlmann’s base salary for a period of 12 months (the “Kuhlmann Severance Period”); (ii) a cash severance payment equal to 100% of Ms. Kuhlman’s annual bonus at her target percentage of 50% for 2025, paid in monthly installments over the Kuhlmann Severance Period; (iii) reimbursement of Ms. Kuhlmann’s health insurance COBRA premiums for continuing her health care coverage and the coverage of her dependents for the Kuhlmann Severance Period; (iv) acceleration of vesting of all unvested restricted stock units, restricted stock, stock options and other equity incentives awarded to Ms. Kuhlmann by the Company that were subject to time-based vesting and would have vested over the Kuhlmann Severance Period; and (v) acceleration of vesting and settlement of all unvested restricted stock units, restricted stock, stock options and other equity incentives awarded to Ms. Kuhlmann by the Company that were subject to performance-based vesting equal to what would have vested in connection with any annual or cumulative performance vesting period that ends during the Kuhlmann Severance Period, as determined by the Compensation Committee in its reasonable discretion, with the exception of all PSUs that were based on TSR, for which the determination of vesting was based on TSR for the applicable performance period through March 7, 2025.
CEO Pay Ratio
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the median of the annual total compensation of our employees, the annual total compensation of our President and Chief Executive Officer, and the ratio of these two amounts.
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we must identify our median employee once every three years. We have determined the 2025 annual total compensation of our median compensated employee, excluding Mr. Karnani, to be $221,391. We included all employees, whether employed on a full-time, or part-time, salaried, or hourly basis. Target total compensation used to identify the median employee was based on annual base salary paid, target bonus opportunity, and the grant date fair value of equity awards granted for 2025 and was consistently applied for all employees. After identifying our median employee, we calculated annual total compensation for such employee using the same methodology we use for our named executive officers as set forth in the 2025 Summary Compensation Table in this proxy statement.
We determined the median of the annual total compensation of all employees, excluding Mr. Karnani, for 2025 was $221,391. Mr. Karnani’s annual total compensation was $1,715,846 for 2025.
For the year ended December 31, 2025, (i) the annual total compensation of our Chief Executive Officer calculated according to this method was $1,715,846; (ii) the annual total compensation of our median employee was $221,391; and (iii) based on this information, we reasonably estimate our Pay Ratio to be 8:1. Because the SEC rules for identifying the median employee and calculating the Pay Ratio allow companies to use different methodologies, to apply certain exemptions, and to make reasonable estimates and assumptions, the Pay Ratio calculation presented above is a reasonable estimate and may not be comparable to the pay ratio reported by other companies.

Pay versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company.

									Total Shareholder Return (Value of Initial Fixed $100 Investment)
Year	Summary Compensation Table Total for PEO 1 (Karnani)(1) ($)	Compensation Actually Paid to PEO 1 (Karnani)(2) ($)	Summary Compensation Table Total for PEO 2 (Heffernan)(2) ($)	Compensation Actually Paid to PEO 2 (Heffernan)(4) ($)	Summary Compensation Table Total for PEO 3 (Ciaffoni)(3) ($)	Compensation Actually Paid to PEO 3 (Ciaffoni)(4) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(3)($)	Average Compensation Actually Paid to Non-PEO NEOs(2) ($)	COLL TSR (4) ($)	Peer Group TSR (5) ($)	Net Income (millions)(6) ($)	Adjusted EBITDA (millions) (7) ($)
2025	1,715,846	7,861,691	—	—	—	—	3,131,190	4,767,188	224.98	157.71	63	460
2024	10,780,125	9,583,786	466,455	460,835	10,689,852	36,476	2,945,682	2,448,310	139.21	118.20	69	401
2023	—	—			9,142,924	15,001,055	2,566,547	3,732,025	149.56	118.87	48	367
2022	—	—			6,917,530	10,486,100	1,846,402	1,984,482	112.73	113.65	(25)	266
2021	—	—			7,314,335	5,084,054	2,179,351	462,642	90.77	126.45	72	118
(1)Amounts represent the total compensation reported for Mr. Karnani (our current Chief Executive Officer), Mr. Heffernan (our former interim President and Chief Executive Officer from May 24 to November 12, 2024), and Mr. Ciaffoni (our former President and Chief Executive Officer until May 24, 2024) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation – Executive Compensation Tables – Summary Compensation Table.”
(2)The Summary Compensation Table totals reported for each PEO and the average of the Summary Compensation Table totals reported for the Non-PEO NEOs for each year were subject to the following adjustments per Item 402(v)(2)(iii) of Regulation S-K to calculate “compensation actually paid” and do not reflect the actual amount of compensation earned by the PEO and Non-PEO NEOs during the applicable year:

	2025		2024				2023		2022		2021
	PEO ($)	Average for Other NEOs ($)	Karnani ($)	Heffernan ($)	Ciaffoni ($)	Average for Other NEOs ($)	PEO ($)	Average for Other NEOs ($)	PEO ($)	Average for Other NEOs ($)	PEO ($)	Average for Other NEOs ($)
Summary Compensation Table "Total"	1,715,846	3,131,190	10,780,125	466,455	10,689,852	2,945,682	9,142,924	2,566,547	6,917,530	1,846,402	7,314,335	2,179,351
Adjustments:
Deduction for amounts reported under the “Stock Awards” and “Option Awards” columns (if applicable) of the Summary Compensation Table	—	(2,284,204)	(10,051,694)	(259,023)	(9,372,916)	(1,985,342)	(7,691,315)	(1,827,070)	(5,231,750)	(1,111,785)	(6,214,320)	(1,682,609)
Increase/(decrease) for the Inclusion of Rule 402(v) Equity Values:
Fair value as of the end of the covered fiscal year of all awards granted during the covered fiscal year that are outstanding and unvested as of the end of the covered fiscal year	—	2,933,825	8,855,355	220,404	—	1,603,235	9,008,809	2,126,738	7,137,019	1,220,089	4,465,202	819,304
Change as of the end of the covered fiscal year from the end of the prior fiscal year in fair value of any awards granted in any prior fiscal year that are outstanding and unvested as of the end of the covered fiscal year	5,273,482	1,028,134	—	—	—	(283,364)	3,730,190	725,566	1,856,809	243,592	(1,079,877)	(122,874)
Fair value as of the vesting date for awards that are granted and vest in the same year	—	99,254	—	—	2,583,401	—	—	—	—	51,914	—	—
Change as of the vesting date from the end of the prior fiscal year in fair value of any awards granted in any prior fiscal year for which all applicable vesting conditions were satisfied at the end of or during the covered fiscal year	872,363	87,683	—	32,999	2,147,255	168,100	810,447	140,244	(193,508)	(17,831)	598,714	139,828
Fair value at the end of the prior fiscal year for any awards granted in any prior fiscal year that fail to meet the applicable vesting conditions during the covered fiscal year	—	(228,694)	—	—	(6,011,116)	—	—	—	—	(247,898)	—	(870,358)
Compensation Actually Paid	7,861,691	4,767,188	9,583,786	460,835	36,476	2,448,310	15,001,055	3,732,025	10,486,100	1,984,482	5,084,054	462,642

(3)Amounts represent the average of the amounts reported for the Company’s Non-PEO NEOs as a group (i.e., excluding the appliable PEOs) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the Non-PEO NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2025, Ms. Tupper, Mr. Dieter, Mr. Dreyer, Dr. Smith, and Ms. Kuhlmann; (ii) for 2024, Ms. Tupper, Ms. Kuhlmann, Mr. Dreyer, and Dr. Smith; (iii) for 2023, Ms. Tupper, Ms. Kuhlmann, Mr. Dreyer, and Dr. Smith; (iv) for 2022, Ms. Tupper, Ms. Kuhlmann, Mr. Dreyer, Dr. Smith, and Dr. Malamut (our former Chief Medical Officer); and (iv) for 2021, Ms. Tupper, Ms. Kuhlmann, Mr. Dreyer, Dr. Malamut, Mr. Brannelly (our former Executive Vice President and Chief Financial Officer), and Dr. Fleming (our former Executive Vice President and Chief Technology Officer).
(4)Cumulative TSR is calculated by dividing the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period. The measurement period is determined in accordance with the requirements of Item 402(v)(2)(iv) of Regulation S-K.
(5)Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the Nasdaq Biotechnology Index.
(6)The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(7)Adjusted EBITDA represents GAAP net income (loss) adjusted to exclude interest expense, interest income, the benefit from or provision for income taxes, depreciation, amortization, stock-based compensation, and other adjustments to reflect changes that occur in our business but do not represent ongoing operations. While the Company uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that Adjusted EBITDA is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link compensation actually paid to the company’s NEOs, for the most recently completed fiscal year, to company performance.
Financial Performance Measures
Our executive compensation program reflects a variable pay-for-performance philosophy. The metrics that we use for both our short- and long-term cash and equity incentives are selected based on the objective of motivating our management team to create long-term value for our shareholders through the achievement of strategic business objectives, while effectively managing the risks and challenges inherent to a growing specialty pharmaceutical company. The most important financial performance measures we use to link executive compensation actually paid to our named executive officers, for the most recently completed fiscal year, to the Company’s performance are as follows:
•Total net revenue;
•Adjusted EBITDA; and
•Relative TSR (our TSR compared to the TSR for the S&P Pharmaceutical Select Industry Index).
Analysis of the Information Presented in the Pay versus Performance Table
As described in more detail in the section “Executive Compensation – Compensation Discussion and Analysis,” our compensation program reflects a variable pay-for-performance philosophy. While we utilize several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay versus Performance table. Moreover, we generally seek to incentivize long-term performance, and therefore, do not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

Compensation Actually Paid and Cumulative TSR
As demonstrated by the following graph, the amount of compensation actually paid to our PEO and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding our PEO) is aligned with the Company’s cumulative TSR over the five years presented in the table. The alignment of compensation actually paid with the Company’s cumulative TSR over the period presented is primarily related to our use of long-term equity incentives in our compensation program. As described in more detail in the section “Executive Compensation – Compensation Discussion and Analysis,” we generally target that approximately 70% of the value of total compensation awarded to the NEOs is comprised of long-term equity incentives comprising of a mix of RSUs and PSUs.
Compensation Actually Paid and Net Income
As demonstrated by the following graph, the amount of compensation actually paid to our PEO and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding our PEO) is generally not aligned with our net income over the five years presented in the table. We do not use net income as a performance measure in our overall executive compensation program because it includes several adjustments that occur in our business but that we believe do not represent ongoing operations. Instead, we use Adjusted EBITDA and Total Net Revenue, as described in the section “Executive Compensation – Compensation Discussion and Analysis,” as performance metrics in our cash incentive compensation program.

Compensation Actually Paid and Adjusted EBITDA
As demonstrated by the following graph, the amount of compensation actually paid to our PEO and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding our PEO) is generally aligned with the Company’s Adjusted EBITDA over the five years presented in the table. As described above, Adjusted EBITDA represents GAAP net income (loss) adjusted to exclude interest expense, interest income, the benefit from or provision for income taxes, depreciation, amortization, stock-based compensation, and other adjustments to reflect changes that occur in our business but do not represent ongoing operations. While we use numerous financial and non-financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, we have determined that Adjusted EBITDA is the financial performance measure that, in our assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used in our compensation program to link compensation actually paid to our NEOs, for the most recently completed fiscal year to Company performance. We utilize Adjusted EBITDA as a performance metric in our annual cash incentive compensation program.
Cumulative TSR of the Company and Cumulative TSR of the Peer Group
As demonstrated by the following graph, at the end of the five year period presented in the table the Company’s cumulative TSR exceeded the cumulative TSR of the peer group, the Nasdaq Biotechnology Index. As described in more detail in the section “Executive Compensation – Compensation Discussion and Analysis,” we use relative TSR as compared to the S&P Pharmaceutical Select Industry Index as a performance measure in connection with the PSU component of our long-term equity incentives.

COLL Cumulative TSR vs. Peer Group Cumulative TSR
$250
$200
$150
$100
$50
$0
2021
2022
2023
2024
2025
COLL TSR
Peer Group TSR

Policies and Practices Regarding Grants of Equity Awards
Our compensation committee and board generally make equity grants on regularly scheduled dates, which includes grants in February for executive officers and other employees and following our annual meetings of shareholders for non-employee directors. The board or compensation committee may change any regularly scheduled grant date if the board or compensation committee determines that making grants on such date would not be in the Company's best interest. Equity grants may also be made on other dates in connection with new hires, promotions or similar events. During 2025, our compensation committee did not take into account any material nonpublic information when determining the timing and terms of equity incentive awards to our executive officers (including our named executive officers), and we did not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. We also did not grant any stock options, stock appreciation rights or similar option-like instruments to our named executive officers during 2025.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following includes a summary of transactions since January 1, 2025 to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described elsewhere in this proxy statement.
Employment Agreements
We have entered into employment agreements with certain of our named executive officers that provide for salary, cash incentives, and severance compensation. For more information regarding these employment agreements, see “Executive Compensation — Employment Agreements,” “Executive Compensation — Potential Payments upon Termination without Cause or Resignation for Good Reason,” “Executive Compensation — Potential Payments Upon Termination or Change in Control,” and “Executive Compensation — Potential Payments Upon Death or Disability.”
Equity Issued to Executive Officers and Directors
We have granted equity awards to our named executive officers and non-employee directors, as more fully described in “Executive Compensation — Employment Agreements,” “Executive Compensation — Grants of Plan-Based Awards” and “Proposal 1: Election of Directors — Corporate Governance — Compensation of Non-Employee Directors.”
Indemnification Agreements with our Directors and Officers
We have entered into, and intend to continue to enter into, indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our articles of incorporation and bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors and/or executive officers or any other company or enterprise to which the person provides services at our request. We believe that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our shareholders. A shareholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Policies and Procedures for Transactions with Related Persons
Our Board has adopted a related party transactions policy for us. Pursuant to the related party transactions policy, we will review all transactions with a dollar value in excess of $120,000 involving us in which any of our directors, director nominees, significant shareholders and executive officers and their immediate family members will be participants, to determine whether such person has a direct or indirect material interest in the transaction. All directors, director nominees and executive officers are required to promptly notify our Chief Financial Officer of any proposed transaction involving us in which such person has a direct or indirect material interest. Such proposed transaction will then be reviewed by the audit committee to determine whether the proposed transaction is a related party transaction under our policy. In reviewing any related party transaction, the audit committee determines whether or not to approve or ratify the transaction based on all relevant facts and circumstances, including the following:
•the materiality and character of the related person’s interest in the transaction;
•the commercial reasonableness of the terms of the transaction;
•the benefit and perceived benefit, or lack thereof, to us;
•the opportunity costs of alternate transactions; and
•the actual or apparent conflict of interest of the related person.
In the event that any member of the audit committee is not a disinterested member with respect to the related person transaction under review, that member will be excluded from the review and approval or rejection of such related party transaction and another director may be designated to join the committee for purposes of such review. Whenever practicable, the reporting, review and approval will occur prior to entering into the transaction. If advance review and approval is not practicable, the audit committee will review and may, in its discretion, ratify the related party transaction. After any such review, the audit committee will approve or ratify the transaction only if it determines that the transaction is in, or not inconsistent with, the best interests of us and our shareholders. Our related party transaction policy is available on our website, www.collegiumpharma.com, under the “Investors” section. The information contained in, or that can be accessed through, our website is not part of this proxy statement.

3. AUDIT MATTERS PROPOSAL
Ratification of Independent Registered Public Accounting Firm
The audit committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026 and our Board has directed that management submit the appointment of the Company’s independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and be available to respond to appropriate questions. Deloitte & Touche LLP was first appointed to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2016 on April 11, 2016.
Shareholder ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is not required by Virginia law, our articles of incorporation or our bylaws. However, our Board is submitting the audit committee’s appointment of Deloitte & Touche LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the audit committee will reconsider whether to retain that firm. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of the Company and its shareholders.
Vote Required
Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast on this proposal. The votes cast “FOR” this proposal must exceed the votes cast “AGAINST” this proposal to ratify the appointment of Deloitte & Touche. Abstentions and broker non-votes, if any, will not be counted as votes cast either “FOR” or “AGAINST” this proposal and will have no impact on the outcome of the vote.

The Board of Directors recommends voting FOR the ratification of Deloitte & Touche as our independent registered public accounting firm for 2026.

Independent Registered Public Accountants’ Fees
The following table sets forth the aggregate fees billed to us by Deloitte & Touche LLP, our independent registered public accounting firm, for the fiscal years ended December 31, 2024 and December 31, 2025, respectively, as described below:

	2024	2025
Fee Category	($)	($)
Audit Fees	2,046,111	1,785,059
Audit-Related Fees	19,266	39,500
Tax Fees	—	—
All Other Fees	3,790	3,790
Total Fees	2,069,167	1,828,349
Audit Fees: Audit Fees consist of fees billed for professional services performed by Deloitte & Touche LLP for the audit of our annual consolidated financial statements and system of internal control over financial reporting; and the reviews of interim consolidated financial statements.
Audit-Related Fees: Audit Related Fees consist of fees billed by an independent registered public accounting firm for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. Such amounts include fees billed by Deloitte & Touche LLP for services provided in connection with the submission of our Registration Statement on Form S-8 and other regulatory filings during the years ended December 31, 2024 and 2025.
Tax Fees: Tax Fees consist of fees billed for permissible professional services performed by Deloitte Tax LLP, an affiliate of Deloitte & Touche LLP. There were no such fees incurred in 2024 or 2025.
All Other Fees: Other fees consist of fees billed for a subscription to an accounting research tool for accounting and financial disclosures for the years ended December 31, 2024 and 2025.
The audit committee has considered the services listed above to be compatible with maintaining Deloitte & Touche LLP’s independence.
Pre-Approval Policies and Procedures
In accordance with the Sarbanes-Oxley Act of 2002, as amended, the audit committee’s policy is to pre-approve all audit and permitted non-audit services provided by our independent registered public accounting firm. The audit committee may, in accordance with applicable law, establish pre-approval policies and procedures for the engagement of the independent auditor or other registered public accounting firm to render services to the Company. The Chair of the audit committee and any other member of the audit committee to whom authority has been delegated by the audit committee has the authority in between meetings to pre-approve any audit or non-audit services, including fees, to be performed by the independent registered public accounting firm, provided that any such approvals are presented to the audit committee at its next scheduled meeting. In fiscal years 2024 and 2025, all the services performed by our independent registered public accounting firm were pre-approved by the audit committee pursuant to our policy.

AUDIT COMMITTEE REPORT
The primary purpose of the audit committee is to oversee our financial reporting processes on behalf of our Board. The audit committee’s functions are more fully described in its charter, which is available on our website at www.collegiumpharma.com.
In the performance of its oversight function, the audit committee has reviewed and discussed our audited consolidated financial statements for the fiscal year ended December 31, 2025 with management and with Deloitte & Touche LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2025. In addition, the audit committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, Communications with Audit Committees, and all other communications required under the PCAOB standards. The audit committee has met with Deloitte & Touche LLP, with and without management present, to discuss the results of its examination, its evaluation of our internal control over financial reporting and the overall quality of our financial reporting. The audit committee has also received and reviewed the written disclosures from Deloitte & Touche LLP required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with Deloitte & Touche LLP their independence from us.
Based on the review and discussions referenced above, the audit committee recommended to our Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2025.
Audit Committee:
Garen Bohlin, Chairman
John Freund, M.D.
John Fallon, M.D.
The foregoing report of the audit committee does not constitute soliciting material and will not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Beneficial Ownership Table
The following table sets forth certain information regarding the beneficial ownership of our capital stock outstanding as of the Record Date, except to the extent indicated otherwise in the footnotes, by:
•each person, or group of affiliated persons, known by us to beneficially own more than 5% of our shares of common stock;
•each of our directors and director nominees;
•each of our named executive officers; and
•all our directors and executive officers as a group.
The percentage ownership information is based on 32,406,969 shares of common stock outstanding as of the Record Date. Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules attribute beneficial ownership of securities as of a particular date to persons who hold options or warrants to purchase shares of common stock and that are exercisable within 60 days of such date. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.
Except as otherwise noted below, the address for each person or entity listed in the table is c/o Collegium Pharmaceutical, Inc., 100 Technology Center Drive, Suite 300, Stoughton, MA 02072.

Name and Address of Beneficial Owner		Number of shares beneficially owned	Percentage of shares beneficially owned
5% or greater shareholders:
BlackRock, Inc.	(1)	4,997,827	15.40%
Eventide Asset Management, LLC	(2)	1,876,239	5.79%
The Vanguard Group, Inc.	(3)	2,312,786	7.14%
Directors, Nominees and Named Executive Officers:
Named Executive Officers
Vikram Karnani	(4)	71,707	*
Colleen Tupper	(5)	61,553	*
David Dieter	(6)	404	*
Scott Dreyer	(7)	—	*
Thomas Smith, M.D.	(8)	35,811	*
Former Executive Officers (who are named executive officers)
Shirley Kuhlmann	(9)	—
Directors and Director Nominees
Rita Balice-Gordon, Ph.D.	(10)	40,172	*
Garen Bohlin	(11)	62,612	*
Michael Donovan	(12)	—
John Fallon, M.D.	(13)	86,649	*
John Freund, M.D.	(14)	102,765	*
Nancy Lurker	(15)	22,517	*
Carlos Paya, M.D., Ph.D.	(16)	19,582	*
Gino Santini	(17)	95,395	*
All current executive officers and directors as a group (13 persons)	(18)	599,167	1.85%
*Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
(1)Reflects aggregate shares beneficially owned by BlackRock, Inc (“BlackRock”), located at 50 Hudson Yards, New York, NY 10001, based solely on a Schedule 13G/A filed with the SEC on April 28, 2025. Blackrock reported that it possessed sole voting and sole dispositive power over 4,950,130 and 4,997,827 shares, respectively. Blackrock also reported that it did not possess shared voting or shared dispositive power over any shares beneficially owned.
(2)Reflects aggregate shares beneficially owned by (i) Eventide Asset Management, LLC (“Eventide”), (ii) Finny Kuruvilla, M.D., Ph.D. (“Dr. Kuruvilla”) and (iii) Robin C. John (“Mr. John”), located at 1 International Place, Suite 4210, Boston, MA 02110, based solely on a Schedule 13G/A filed with the SEC on February 13, 2026. Eventide reported that it possessed sole voting and sole dispositive power over all shares beneficially owned. Dr. Kuruvilla and Mr. John reported that they possessed shared voting and shared dispositive power over all shares beneficially owned.

(3)Reflects aggregate shares beneficially owned by The Vanguard Group, Inc. (“Vanguard”), located at 100 Vanguard Blvd., Malvern, PA 19355, based solely on a Schedule 13G/A filed with the SEC on February 13, 2024. Vanguard reported that it did not possess sole voting power over any shares beneficially owned but possessed sole dispositive power over 2,218,357 shares. Vanguard also reported that it possessed shared voting and shared dispositive power over 65,074 and 94,429 shares, respectively. A Schedule 13G/A filed with the SEC on March 26, 2026 by Vanguard reported beneficial ownership of 0 shares of our common stock as of March 13, 2026 following an internal reorganization pursuant to which Vanguard’s beneficial ownership has been disaggregated. Vanguard noted in its filing that certain subsidiaries or business divisions of subsidiaries of Vanguard that formerly had, or were deemed to have, beneficial ownership jointly with Vanguard will report beneficial ownership separately (on a disaggregated basis) from Vanguard.
(4)Includes 32,586 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(5)Includes zero shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(6)Includes zero shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(7)Includes zero shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(8)Includes zero shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(9)Includes zero shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(10)Includes 19,846 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(11)Includes 60,359 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(12)Includes zero shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(13)Includes 31,806 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(14)Includes 60,359 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(15)Includes 9,791 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(16)Includes 19,582 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(17)Includes 60,359 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(18)Includes 294,688 shares of common stock which the directors and executive officers: (i) have the right to acquire upon the exercise of stock options that were exercisable as of the Record Date, or that will become exercisable within 60 days after that date; or (ii) will acquire upon vesting of restricted stock units within 60 days after the Record Date.

ADDITIONAL INFORMATION
Securities Authorized for Issuance Under Equity Compensation Plans
The following table contains information about our equity compensation plans as of December 31, 2025.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights (2) ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders:
—2025 Equity Incentive Plan	3,490,128	22.29	3,398,762
—2015 Employee Stock Purchase Plan(3)	—	—	2,791,393
Equity compensation plans not approved by security holders	—	—	—
Total	3,490,128	22.29	6,190,155
(1)Includes 559,161 options, 2,617,325 restricted stock units, and 313,642 performance share units outstanding as of December 31, 2025.
(2)Reflects the weighted-average exercise price of options outstanding as of December 31, 2025. Neither the restricted stock units nor performance share units included in footnote (1) have been included in this calculation.
(3)The number of shares reserved for issuance under the 2015 Employee Stock Purchase Plan automatically increases on January 1st each year, starting on January 1, 2016 and ending on December 31, 2025, by an amount equal to the least of (a) 400,000 shares, (b) one percent (1%) of the total number of shares of our common stock outstanding on January 1st of each year, and (c) a number determined by our Board.
Shareholder Proposals and Director Nominations for 2027 Annual Meeting of Shareholders
Proposals of shareholders intended to be presented at our 2027 Annual Meeting of Shareholders must be submitted in accordance with the procedures outlined in Rule 14a-8 of the Exchange Act so that any such proposals are received by us no later than December 8, 2026, which is 120 calendar days prior to the first anniversary of the date on which our proxy statement was released to shareholders in connection with the Annual Meeting, in order to be included in our proxy statement and form of proxy relating to the 2027 Annual Meeting of Shareholders, unless the date of the 2027 Annual Meeting of Shareholders is changed by more than 30 days from the anniversary of the Annual Meeting, in which case the deadline for such proposals will be a reasonable time before we begin to print and send our proxy materials. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement.

In addition, our bylaws establish an advance notice procedure for nominations for election to our Board and other matters that shareholders wish to present for action at an annual meeting other than those to be included in our proxy statement. In general, notice must be received at our principal executive offices not less than 90 calendar days before nor more than 120 calendar days before the one-year anniversary of the previous year’s annual meeting of shareholders. Therefore, to be presented at our 2027 Annual Meeting of Shareholders, such a proposal must be received by us no earlier than January 14, 2027 and no later than February 13, 2027. However, if the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice must be received no earlier than the close of business 120 calendar days prior to such annual meeting and no later than the close of business on the later of 90 days prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, then such notice must be received by the tenth day following the day on which public announcement of the date of such meeting was first made by us. In addition, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice by the same deadline noted herein to submit a notice of nomination for consideration at the 2027 Annual Meeting of Shareholders. Such notice must comply with the additional requirements of Rule 14a-19(b).
Any proposals we do not receive in accordance with the above standards will not be voted on at the 2027 Annual Meeting of Shareholders. Shareholders are advised to review our bylaws which also specify requirements as to the form and content of a shareholder’s notice.
Any proposals, notices or information about proposed director candidates should be sent to:
Collegium Pharmaceutical, Inc.
100 Technology Center Drive, Suite 300
Stoughton, MA 02072
Attention: Corporate Secretary
Email: ddieter@collegiumpharma.com
Delivery of Documents to Shareholders Sharing an Address
The SEC has adopted rules known as “householding” that permit companies and intermediaries (such as brokers) to deliver one set of proxy materials to multiple shareholders residing at the same address. This process enables us to reduce our printing and distribution costs and reduce our environmental impact. Householding is available to both registered shareholders and beneficial owners of shares held in street name.
Registered Shareholders
If you are a registered shareholder and have consented to householding, then we will deliver or mail one Notice or set of our proxy materials, as applicable, for all registered shareholders residing at the same address. Your consent will continue unless you revoke it, which you may do at any time by providing notice to our Corporate Secretary by telephone at (781) 713-3699 or by mail at 100 Technology Center Drive, Suite 300, Stoughton, MA 02072. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report, proxy statement, or Notice to a shareholder at a shared address to which a single copy of the documents was delivered.
If you are a registered shareholder who has not consented to householding, then we will continue to deliver or mail Notices or copies of our proxy materials, as applicable, to each registered shareholder residing at the same address. You may elect to participate in householding and receive only one Notice or set of proxy materials, as applicable, for all registered shareholders residing at the same address by providing notice to the Company as described above.

Street Name Holders
Shareholders who hold their shares through a brokerage may elect to participate in householding, or revoke their consent to participate in householding, by contacting their respective brokers.
Annual Report
This proxy statement is accompanied by our 2025 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. The 2025 Form 10-K includes our audited financial statements. We have filed the 2025 Form 10-K with the SEC, and it is available free of charge at the SEC’s website at www.sec.gov and on our website at ir.collegiumpharma.com/sec-filings. In addition, upon written request to our Corporate Secretary at 100 Technology Center Drive, Suite 300, Stoughton, MA 02072, we will mail a paper copy of our 2025 Form 10-K, including the financial statements and the financial statement schedules, to you free of charge.
Other Matters
We do not know of any business that will be presented for consideration or action by the shareholders at the Annual Meeting other than that described in this proxy statement. If, however, any other business is properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes. All shareholders are urged to complete, sign and return the proxy card.

Collegium PHARMACEUTICAL

VOTE

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Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A Proposals – The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Rita Balice-Gordon, Ph.D., Garen Bohlin, Michael Donovan, John Freund, M.D., Vikram Karnani, Nancy Lurker, Carlos Paya, M.D., Ph.D. and Gino Santini as directors to hold office until the 2027 Annual Meeting

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Rita Balice-Gordon, Ph.D.	☐	☐	☐	02 - Garen Bohlin	☐	☐	☐	03 - Carlos Paya, M.D., Ph.D.	☐	☐	☐
04 - Michael Donovan	☐	☐	☐	05 - John Freund, M.D.	☐	☐	☐	06 - Vikram Karnani	☐	☐	☐
07 - Nancy Lurker	☐	☐	☐	08 - Gino Santini	☐	☐	☐				

	For	Against	Abstain
2. Approval of, on an advisory basis, the compensation of the Company's named executive officers	☐	☐	☐
3. Ratification of the appointment of Deloitte & Touche LLP as the company's independent registered public accounting firm for the fiscal year ending December 31, 2026	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

82BM

049DLC

2026 Annual Meeting Admission Ticket

2026 Annual Meeting of Collegium Pharmaceutical, Inc. Shareholders

Thursday, May 14, 2026, 8:30 a.m. Eastern Time
Virtually via live webcast
meetnow.global/MNM974A

The 2026 Annual Meeting of Shareholders of Collegium Pharmaceutical, Inc. will be held on Thursday, May 14, 2026, at 8:30 a.m. Eastern Time, virtually via live webcast at meetnow.global/MNM974A .

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — Collegium Pharmaceutical, Inc.

Notice of 2026 Annual Meeting of Shareholders

Virtually via live webcast
meetnow.global/MNM974A
Proxy Solicited by Board of Directors for Annual Meeting — May 14, 2026

Vikram Karnani and David Dieter, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Collegium Pharmaceutical, Inc. to be held on May 14, 2026 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all director nominees and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.